Filed Pursuant to Rule 424(B)(2)
Registration Statement No. 333-130074

Prospectus Supplement to the Prospectus dated December 4, 2007 and the Prospectus Supplement dated December 4, 2007 — No. 1

GS Finance Corp.
Medium-Term Notes, Series A
fully and unconditionally guaranteed by
The Goldman Sachs Group, Inc.
Claymore CEF Index-Linked GS ConnectSM ETN
$50,000,000
Index-Linked Notes due 2037
(Linked to the Claymore CEF Index)

        The amount that you will be paid on your notes on the stated maturity date will be based on the performance of the Claymore CEF Index, as measured during the period beginning on the trade date through the determination date (three trading days prior to maturity), less any applicable index adjustment amount shortfall (as defined below).

        Unless your notes have been redeemed earlier, on the stated maturity date we will pay you an amount in cash calculated as follows:

•	First, we will add (i) the outstanding face amount of your notes plus (ii) the outstanding face amount multiplied by the index return. The “index return” will equal the quotient of (i) the final index level minus the reference distribution amount as of the determination date minus the initial index level divided by (ii) the initial index level, expressed as a percentage. If the closing level of the index on the determination date declines from the initial index level, the index return will be negative.
•	Second, we will subtract from the result calculated in the first bullet point any applicable index adjustment amount shortfall calculated on the determination date. The amount payable on your notes at maturity will never be less than zero.

        Your notes may pay interest. For each note you hold on the regular record date, you will be paid on each quarterly interest payment date an amount equal to the difference between (i) the reference distribution amount minus (ii) the index adjustment amount accrued from the previous interest valuation date to the applicable interest valuation date (and including any index adjustment amount shortfall).

        The “index adjustment amount” will be calculated on a daily basis and will equal (i) 0.95% per year times (ii) the outstanding face amount of your notes times (iii) the index factor (as defined below) for the applicable date. The index adjustment amount will accumulate quarterly from the last interest valuation date (the last index business day in March, June, September and December) to the next index valuation date, and will include any accumulated index adjustment amount shortfall. The index adjustment amount that will reduce any interest payment will inure to our benefit and enable us to profit from the notes.

        An “index adjustment amount shortfall” will occur if the index adjustment amount exceeds the reference distribution amount on any interest valuation date and will equal the amount by which the index adjustment amount exceeds the reference distribution amount. If an index adjustment amount shortfall occurs, you will not be paid any interest on the corresponding interest payment date and the index adjustment amount shortfall will be added to the index adjustment amount to be deducted from the reference distribution amount in respect of the next interest payment date. Any index adjustment amount shortfall will continue to accumulate until (i) it is satisfied in full or (ii) the determination date (when it will be subtracted from your payment at maturity), whichever is earlier.

        The “reference distribution amount” will equal the sum of the cash dividends or other distributions paid by the funds underlying the index (which we call the “index funds”), calculated on a quarterly basis (except on the determination date), as described elsewhere in this prospectus supplement.

        You may elect to redeem your notes in whole or in part on any weekly redemption date, but only if you elect to redeem a minimum of 100,000 notes and follow the procedures set forth elsewhere in this prospectus supplement. If you elect to redeem any notes, on the applicable redemption date (and in lieu of any amount payable with respect to such notes on the stated maturity date), we will pay you an amount in cash equal to the “early redemption amount”, determined as follows:

•	First, we will multiply (i) the face amount of your notes being redeemed by (ii) the index factor for the applicable redemption valuation date. The “index factor” for any day will be the closing level of the index on that day divided by the initial index level. If the applicable redemption valuation date falls on an interest valuation date, the index factor used to determine the return on principal only for the early redemption amount will be (i) the closing level of the index on that day minus the reference distribution amount on that day divided by (ii) the initial index level.
•	Second, we will subtract from the result calculated in the first bullet point the accrued index adjustment amount from the previous interest valuation date to the applicable redemption valuation date (which will include any index adjustment amount shortfall from the previous interest valuation date). If the applicable redemption valuation date falls on an interest valuation date, the accrued index adjustment amount will be subtracted from the applicable interest payment. If there is an index adjustment amount shortfall, you will not receive an interest payment and the shortfall will be subtracted from the return on your principal.

        The notes are not protected against loss of principal. You could lose a substantial portion of your investment in the notes if the final index level declines from the initial index level producing a negative index return. Moreover, any distribution on your notes on an interest payment date or upon redemption will be reduced by the applicable index adjustment amount, including any index adjustment amount shortfall from the previous interest valuation date, and any payment at maturity will be reduced by any index adjustment amount shortfall calculated on the determination date. Furthermore, the amount you will receive at maturity or upon redemption will depend on the index level on the determination date or applicable redemption valuation date relative to the initial index level, even if the level is higher at other times during the life of your notes. In addition, because the index adjustment amount for your notes will be calculated based on the daily closing index level from the last interest valuation date to the next interest valuation date, higher closing index levels on any day during that period will result in a higher index adjustment amount, which will lower and perhaps preclude any interest payment.

        Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page S-1 and “Specific Terms of Your Notes” on page S-23.

        Your investment in the offered notes involves certain risks. You should read “Additional Risk Factors Specific to Your Notes” on page S-16.

Original issue date (settlement date): December 11, 2007

Original issue price: 100% of the aggregate face amount

Underwriting commission: .05% of the aggregate face amount

Net proceeds to the issuer: 100% of the aggregate face amount

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        We have agreed to sell the aggregate principal amount of the offered notes to Goldman, Sachs & Co., our affiliate, on the original issue date at the original issue price. The notes will be offered and sold from time to time by Goldman, Sachs & Co. at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Please see “Supplemental Plan of Distribution” on page S-56 for more information.

        GS Finance Corp. may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co., or any other affiliate of GS Finance Corp. may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated December 6, 2007

        The notes are not sponsored, endorsed, sold or promoted by Claymore Securities, Inc. (“Claymore”). Claymore makes no representation or warranty, express or implied, regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Claymore CEF Index (the “Index”) to track general market performance. Claymore’s only relationship to us is the marketing of the notes and licensing of the Index which is determined, composed and maintained by Claymore without regard to us or the notes. Claymore has no obligation to take the needs of us or the holders of the notes into consideration in determining, composing or maintaining the Index. Claymore shall not be liable to any person for any error in the Index nor shall it be under any obligation to advise any person of any error therein. Certain Claymore CEF Index constituents may be closed-end funds advised by Claymore Advisors, LLC, an affiliate of Claymore Securities, Inc. Claymore Advisors, LLC receives an advisory fee from such closed-end funds as investment adviser. Claymore Securities, Inc. may act as a servicing agent for certain closed-end funds included in the Claymore CEF Index and receives fees for this activity.

        CLAYMORE DOES NOT GUARANTEE THE ACCURACY OR UNINTERRUPTED CALCULATION OF THE CLAYMORE CEF INDEX OR ANY DATA INCLUDED THEREIN. CLAYMORE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE CLAYMORE CEF INDEX OR ANY DATA INCLUDED THEREIN. CLAYMORE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE CLAYMORE CEF INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL CLAYMORE HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     The Claymore CEF Index is calculated by Dow Jones Indexes, a business unit of Dow Jones & Company, Inc. (“Dow Jones”). The Claymore CEF Index-Linked GS ConnectSM ETNs are not sponsored, endorsed, sold or promoted by Dow Jones Indexes, and Dow Jones Indexes makes no representation regarding the advisability of investing in such notes.

     Dow Jones, its affiliates, sources and distribution agents (collectively, the ”Index Calculation Agent”) shall not be liable to GS Finance Corp., any customer or any third party for any loss or damage, direct, indirect or consequential, arising from (i) any inaccuracy or incompleteness in, or delays, interruptions, errors or omissions in the delivery of the Claymore CEF Index or any data related thereto (the “Index Data”) or (ii) any decision made or action taken by GS Finance Corp., any customer or third party in reliance upon the Index Data. The Index Calculation Agent does not make any warranties, express or implied, to GS Finance Corp., any of its customers or any one else regarding the Index Data, including, without limitation, any warranties with respect to the timeliness, sequence, accuracy, completeness, currentness, merchantability, quality or fitness for a particular purpose or any warranties as to the results to be obtained by GS Finance Corp., any of its customers or other person in connection with the use of the Index Data. The Index Calculation Agent shall not be liable to GS Finance Corp., its customers or other third parties for loss of business revenues, lost profits or any indirect, consequential, special or similar damages whatsoever, whether in contract, tort or otherwise, even if advised of the possibility of such damages.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-23. Please note that in this prospectus supplement, references to “we”, “our” and “us” refer only to GS Finance Corp. and not to The Goldman Sachs Group, Inc., and references to “The Goldman Sachs Group, Inc.” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries.. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 4, 2007, as supplemented by the accompanying prospectus supplement, dated December 4, 2007, of GS Finance Corp. and The Goldman Sachs Group, Inc.

Key Terms

Issuer: GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Index: Claymore CEF Index (Bloomberg: “CLMRCEF”)

Specified currency: U.S. dollars (“$“)

Face amount: each offered note will have a face amount of $25 or integral multiples of $25 in excess thereof; $50,000,000 in the aggregate for all the offered notes

Amount payable on your notes:

•	with respect to your notes that have not been redeemed, we will pay you an amount in cash, if any, on the stated maturity date, equal to the face amount of your notes plus the result of (1) the product of the outstanding face amount of your notes times the index return as calculated on the determination date minus (2) any index adjustment amount shortfall on the last interest valuation date, which will be the determination date;
•	with respect to your notes that have been properly designated for redemption, we will pay you an amount in cash, if any, on the applicable redemption date, equal to the early redemption amount;

The amount payable on your notes will never be less than zero.

Index return: the quotient of (i) the final index level minus the reference distribution amount minus the initial index level divided by (ii) the initial index level

Interest (coupon): on each interest payment date, for each note held on the regular record date, an amount in cash equal to the difference between the reference distribution amount minus the index adjustment amount calculated from the previous interest valuation date. If the index adjustment amount exceeds the reference distribution amount on any interest valuation date, no interest will be paid on the corresponding interest payment date and the index adjustment amount shortfall will be added to the index adjustment amount to be deducted from the reference distribution amount in respect of the next interest payment date. The index adjustment amount shortfall, or a part thereof, will continue to accrue as of each interest valuation date until (i) it is satisfied in full or (ii) the determination date, whichever is earlier

Reference distribution amount: an amount equal to the accumulated distribution amount (as defined under “The Index” on page S-33), which is the amount per note equal to the sum of the cash dividends or other distributions paid by the index funds, calculated by the index calculation agent on a quarterly basis as described under “Specific Terms of Your Notes — Reference Distribution Amount” on page S-25. The dividends and other distributions paid by the index funds will accrue in proportion to the index’s hypothetical investment in the index funds

Interest payment dates: 10 business days following an interest valuation date and the maturity date

Interest valuation dates: the last index business day of the month in March, June, September and December and the determination date

Regular record dates: five business days prior to an interest payment date; the last regular record date will be the determination date

Index adjustment amount: the sum of the daily index adjustment amounts,

•	for the purpose of any interest payment, during the period from but excluding the last interest valuation date to and including the next interest valuation date,
•	for the purpose of any redemption, during the period from but excluding the last interest valuation date to and including the applicable redemption valuation date, and in each case, plus any accumulated index adjustment amount shortfall from the previous interest payment date. The first index adjustment amount will be calculated from the original issue date to the last index business day in December 2007. The index adjustment amount that will reduce any interest payment will inure to our benefit and enable us to profit from the notes

Daily index adjustment amount: on any given day, the amount in cash, equal to the result of 0.95% times the face amount of the notes times the index factor for such day (or, if such day is not a trading day, the index factor for the immediately preceding trading day) divided by 365

Index adjustment amount shortfall: the amount by which the index adjustment amount exceeds the reference distribution amount on any interest valuation date, expressed as a positive number. The index adjustment amount shortfall, or a part thereof, will continue to accrue as of each interest valuation date until it is satisfied in full. Any index adjustment amount shortfall calculated on the final interest payment date, which is the determination date, will reduce the return on your principal at maturity

Index factor: on any given day, the quotient of the closing level of the index on such day divided by the initial index level

Initial index level: 129.48

Final index level: the closing level of the index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” on page S-27 and subject to adjustment as provided under “— Discontinuance or Modification of the Index” on page S-28

Closing level of the index: on any given day, the official closing level of the index or any successor index published by the index calculation agent at the regular weekday close of trading on the primary trading facilities for the index funds

Early redemption amount: an amount equal to (i) the face amount of your notes multiplied by (ii) the index factor on the applicable redemption valuation date minus (iii) the applicable index adjustment amount for the applicable redemption valuation date.

If the applicable redemption valuation date falls on an interest valuation date, the index factor used to determine the payment on principal for the early redemption amount only will be (i) the closing level of the index on that day minus the reference distribution amount on that day divided by (ii) the initial index level.

Also, the accrued index adjustment amount will be subtracted from the applicable interest payment. If there is an index adjustment amount shortfall, you will not receive any interest payment and the shortfall will be subtracted from the return on your principal

Trade date: December 6, 2007

Stated maturity date: December 10, 2037, unless postponed as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-25

Determination date: December 7, 2037, unless postponed as described under “Specific Terms of Your Notes — Determination Date” on page S-25

Redemption date: the third business day following a redemption valuation date (other than the final redemption valuation date)

Redemption valuation date: each Thursday that falls within the period from and excluding the original issue date to and including the final redemption valuation date, unless postponed as described under “Specific Terms of Your Notes — Redemption Valuation Date” on page S-26

Final redemption valuation date: November 19, 2037

Business day: as described on page S-30

Trading day: as described on page S-30

Index business day: a day on which (1) the index sponsor is open for business, (2) the index publisher is open for business and the index is calculated and published by the index publisher and (3) all trading facilities on which the index funds are traded are open for trading

Redemption right; notice of redemption: the holder has the right to require us to redeem the notes in whole or in part (but only if such holder elects to redeem a minimum of 100,000 notes) prior to the expiration of the redemption right as described under “Specific Terms of Your Notes — Redemption Right — Expiration of Redemption Right” on page S-30. A notice of redemption must be given on a business day, via e-mail, to us in accordance with procedures described under “Specific Terms of Your Notes — Redemption Right” on page S-29. If you fail to comply with these procedures, your notice will be deemed ineffective. A redemption is properly designated by a valid exercise of the holder’s redemption right. Once given, the notice of redemption is irrevocable

Listing: we have applied to list the offered notes on the New York Stock Exchange Arca; no assurance can be given as to the approval of the offered notes for listing or, if listed, the continuation of the listing for the life of the offered notes, or the liquidity or trading market for the offered notes

Calculation agent: Goldman Sachs International

CUSIP: 362273 104

ISIN: US3622731046

Q&A

How Do the Notes Work?

        The notes offered by this prospectus supplement will have a stated maturity date of December 10, 2037, which is approximately 30 years after the original issue date (unless postponed due to market disruption events or non-business days). You may elect to have us redeem your notes in whole or in part on any weekly redemption date, but only if you elect to redeem a minimum of 100,000 notes and properly designate the notes to be redeemed in accordance with the procedures described under “Specific Terms of Your Notes — Redemption Right” on page S-29. The amount in cash that you will be paid on your notes, if any, at maturity or upon redemption will be determined based on the performance of the Claymore CEF Index as follows:

•	with respect to your notes that have not been redeemed, the face amount of your notes plus the result of (1) the product of the outstanding face amount of your notes times the index return as calculated on the determination date minus (2) any index adjustment amount shortfall from the last interest valuation date, which will be the determination date; and
•	with respect to your notes that have been properly designated for redemption, the early redemption amount.

        A significant amount of your investment in your notes is at risk if the Claymore CEF Index declines from the trade date to the determination date or the applicable redemption valuation date, as the case may be. The amount payable on your notes will never be less than zero.

        If the quarterly interest payments you receive are not sufficient to overcome the aggregate index adjustment amounts of your notes over the life of the notes, then because the index adjustment amount shortfall reduces the amount that may be paid on your notes at maturity, the level of the index must increase in order for you to receive at least the principal amount of your notes at maturity. Similarly, the level of the index must increase in order for you to receive at least the principal amount of your notes upon redemption because the index adjustment amount will reduce any payment upon redemption. If the level of the index decreases or does not increase sufficiently, you will receive less than your investment in the notes.

The index adjustment amount will inure to our benefit and enable us to profit from the notes.

        You may elect to require us to redeem your notes in whole or in part on any weekly redemption date, but only if you elect to redeem a minimum of 100,000 notes. The third business day following each redemption valuation date (other than the final redemption valuation date) will be a redemption date. Each Thursday from and excluding the original issue date for the original notes to and including the final redemption valuation date will be a redemption valuation date, subject to postponement due to market disruption events or non-trading days.

        In order to properly designate your notes for redemption, you must send a notice of redemption via e-mail, substantially in the form attached as Annex A to this prospectus supplement, to us by no later than 11:00 a.m., New York City time, on the business day prior to the applicable redemption valuation date and follow the procedures described under “Specific Terms of Your Notes — Redemption Right” on page S-29. If such requirements are not complied with, your notes will not be deemed properly designated for redemption and we will not redeem your notes on the applicable redemption date. Once given, the notice of redemption is irrevocable.

Do the Notes Pay Interest?

        The offered notes may pay interest. On each interest payment date, for each note you hold on the regular record date, we will pay you an amount in cash equal to the difference between (i) the reference distribution amount minus (ii) the index adjustment amount calculated from the previous interest valuation date to the current interest valuation date. The reference distribution will be an amount equal to the accumulated distribution amount, as described on page S-34, which is the sum of the cash dividends and other distributions paid by the index funds, calculated by the index calculation agent on a quarterly basis on the last index business day in March, June, September and December and the determination date. If the index adjustment amount exceeds the reference distribution amount on any interest valuation date, we will not pay you any interest on the corresponding interest payment date and the index adjustment amount shortfall will be added to the index adjustment amount to be deducted in respect of the next interest payment date or at maturity, as applicable. The index adjustment amount shortfall, or a part thereof, will continue to accrue as of each interest valuation date until satisfied in full. Because the index adjustment amount for your notes will be calculated based on the daily closing index level from the last interest valuation date to the next interest valuation date, higher closing index levels on any day during that period will result in a higher index adjustment amount, which will lower and perhaps preclude any interest payment.

Who Publishes the Index and What Does It Measure?

        Claymore Securities, Inc. (“Claymore”), a privately held Chicago-based financial services company, is the sponsor of the index. Dow Jones Indexes, a business unit of Dow Jones & Company, Inc. (“Dow Jones”), is the calculation agent for the index.

        The Claymore CEF Index measures the performance of a basket of closed-end funds selected and weighted based on a predefined set of criteria such as liquidity, distributions and market valuation, among other factors.

        Please see “The Index” on page S-33 for a description of the index.

Who Should or Should Not Consider an Investment in the Notes?

        We have designed the offered notes for investors who want to: receive current income; participate in a potential increase in the Claymore CEF Index while having their investment be subject to the risk of a loss in the case that the Claymore CEF Index declines over the life of the offered notes or does not increase sufficiently to offset the index adjustment amount; seek an investment with an active secondary market; and want the flexibility to have us redeem their notes prior to maturity. If the quarterly interest payments you receive are not sufficient to overcome the aggregate index adjustment amounts of your notes over the life of the notes, then because the index adjustment amount shortfall reduces the amount that may be paid on your notes at maturity, the level of the index must increase in order for you to receive at least the principal amount of your notes at maturity. Similarly, the level of the index must increase in order for you to receive at least the principal amount of your notes upon redemption because the index adjustment amount will reduce any payment upon redemption. Moreover, the index adjustment amount will be calculated and accumulated on a daily basis from the last interest valuation date to the next interest valuation date, and, therefore, the index adjustment amount for your notes will be higher if the closing index level over such period is greater than the initial index level. You should only consider purchasing the offered notes if you believe the sum of the periodic distributions and any increase in the level of the index will be sufficient to offset the index adjustment amount during the life of the offered notes and you are willing to accept the risk of losing a significant portion of your investment in your notes.

        In addition, if the amount payable on your notes on the stated maturity date or a redemption date, as applicable, equals the face amount of your notes or even if the amount payable exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate with a corresponding maturity. The offered notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

        As discussed in the accompanying prospectus, the offered notes are indexed debt securities, which will be fully and unconditionally guaranteed by The Goldman Sachs Group, Inc., and are part of a single tranche within a series of debt securities entitled “Medium-Term Notes, Series A” issued by GS Finance Corp. The offered notes will rank equally with all other unsecured and unsubordinated debt of GS Finance Corp. For more details, see “Specific Terms of Your Notes” on page S-23.

Why Invest in an Index of Closed-End Funds?

        Investors typically choose to invest directly in closed-end funds because they seek current income and closed-end funds often make periodic distributions. Investors who seek diversification and a longer term investment strategy also choose closed-end funds because closed-end funds often trade at a discount to their net asset value and have a stable asset base. Shares of closed-end funds frequently sell at a discount to the value of their underlying assets, which may give investors the opportunity to enhance their overall investment return. In addition, closed-end funds do not redeem their shares so they can invest all of their available capital, including in longer-term investments. Further, because they do not market and distribute shares on a continuous basis, closed-end funds often have lower operating costs.

What Will I Receive If I Sell the Notes Prior to the Stated Maturity?

        If you sell your notes prior to the stated maturity date, you will receive the market price for your notes. The market price for your notes may be influenced by many factors, such as interest rates and the volatility of the index. Depending on the impact of these factors, you may receive significantly less than the face amount of your notes in any sale of your notes before the stated maturity date. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-17.

Will the Notes be Listed for Trading?

        We have applied to list the offered notes on the New York Stock Exchange Arca in accordance with the rules thereof but can not assure you that the offered notes will be approved for listing. However, if approved, we can not assure you as to the continuation of the listing for the life of the offered notes, or the liquidity or trading market for the offered notes. If an active secondary market in the offered notes develops, we expect that investors will purchase and sell the offered notes primarily in such secondary market. Certain affiliates of Goldman, Sachs & Co. may engage in limited purchase and resale transactions in the offered notes before and after listing, although they are not required to do so.

What About Taxes?

        The U.S. federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-50.

        Pursuant to the terms of the offered notes, GS Finance Corp. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as a pre-paid forward contract with respect to the index. Subject to the discussion in the second following paragraph, if your notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale or redemption of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally would be long-term capital gain or loss if you held your notes for more than one year.

        The terms of your notes also require that you include the coupon payments on the notes in ordinary income in accordance with your regular method of accounting. You will be required to treat the coupon payments in such a manner despite the fact that (i) a portion of the coupon payments will be attributable to dividend payments on the underlying CEFs that comprise the index that will constitute “qualified dividend income”or long-term capital gain dividends that are subject to tax at the tax rates applicable to long-term capital gains and (ii) there may be other possible treatments of the coupon payments that would be more advantageous to holders of notes.

        Even if your notes are treated as a pre-paid forward contract as described above, it is likely, although the matter is not free from doubt, that the constructive ownership rules of Section 1260 of the Code could require you to treat all or a portion of the gain that you recognize upon the sale, redemption or maturity of your notes as ordinary income in which respect an interest charge would be imposed. In addition, there are numerous possible alternative treatments of your notes. For a more detailed discussion of such alternative treatments and the possible application of Section 1260 to your notes, please see “Supplemental Discussion of Federal Income Tax Consequences” on page S-50.

Hypothetical Examples

        The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact of the daily fluctuations of the hypothetical index levels over the life of your notes on the index adjustment amount on the determination date or any redemption valuation date for your notes, and on the amounts payable on your notes on the stated maturity date or any redemption date, assuming all other variables remain constant.

        The information in the table and chart below reflect hypothetical rates of return on your notes assuming that they are purchased on the original issue date and are held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Notes” on page S-16. We have also assumed that no market disruption event occurs.

        The examples below are based on a range of index levels that are entirely hypothetical; no one can predict what the final index level will be on the determination date. We have assumed that the index has been highly volatile in the past — meaning that the index level would have changed substantially in relatively short periods if the index had existed and the index level had been calculated by the index calculation agent — and the future performance of the index can not be predicted.

        For these reasons, the actual performance of the index over the life of your notes, as well as the amount payable at maturity, may bear little or no relation to the hypothetical examples shown below and can not be predicted.

Key Terms and Assumptions
Face amount	$25
No market disruption event occurs
No change in or affecting any of the index funds or the method by which the index calculation agent calculates the index
No change in the relative weighting of any index funds in the index
Daily index adjustment amount on each day within a given year will be the same as the daily index adjustment amount on the year end

        Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index funds.

        The following tables show how your notes would perform in hypothetical circumstances. We have included two examples in which the index has increased by approximately 906% from the trade date to maturity on an absolute basis (approximately 8.00% on an annualized basis), as well as two examples in which the index has decreased by approximately 3.00% at maturity on an absolute basis (0.10% on an annualized basis). These examples highlight the impact of the index adjustment amount on the amount payable on your notes on the stated maturity date (which will include the final interest payment, if any) or any redemption date, as the case may be, in different circumstances. Because the index adjustment amount will be calculated based on the daily index level, the index adjustment amount on any given day will depend on the closing level of the index on that day. For convenience of presentation, however, for purposes of these examples we have assumed that the index level on each day within a given year is the same as the level on the year end and, therefore, the daily index adjustment amount on each day within a given year will be the same as the daily index adjustment amount on the year end. The first four examples also do not take into account any interest payments or interest adjustment amount shortfalls that may occur over the life of the notes.

        In each of the following tables, the numbers in the leftmost column represent the number of years elapsed from the trade date, and the amounts in second column represent hypothetical closing levels of the index for each year end and are expressed as percentages of the initial index level. The amounts in the third column represent hypothetical index adjustment amounts per $25 face amount, based on the corresponding hypothetical index levels for that year only and not any previous year. The amounts in the fourth column show the index adjustment amounts per $25 face amount accumulated over the life of the notes. The rightmost column shows the hypothetical amount payable (including the last interest payment) at maturity, or upon redemption, as applicable, for the applicable year end per each $25 face amount of your notes. We have assumed, in determining hypothetical amounts payable on redemption, that year-end levels of the index and the index adjustment amounts equal the levels and index adjustment amounts on the relevant redemption valuation date.

        Examples 1 and 2: The following two tables illustrate how your notes would perform in two hypothetical circumstances where the value of your notes increases by approximately 672.16% and 772.99%, respectively, from the trade date to maturity on an absolute basis (approximately 7.05% and 7.49%, respectively, on an annualized basis) and assuming no interest adjustment amount shortfalls occur. In each case, although the final index level is the same, the fluctuations in the hypothetical index levels over the years are different.

Example 1:

Year End	Hypothetical Index Level as Percentage of Initial Index Level	Hypothetical Index Adjustment Amounts per each $25 Face Amount for the Applicable Year Only	Hypothetical Cumulative Index Adjustment Amounts per each $25 Face Amount	Hypothetical Amount payable for each $25 Face Amount of Your Notes

0	100%	$0.00	$ 0.00	$25.00
1	96%	$0.23	$0.23	$23.74
2	124%	$0.30	$0.52	$30.56
3	145%	$0.34	$0.87	$35.41
4	199%	$0.47	$1.34	$48.33
5	214%	$0.51	$1.85	$51.70
6	237%	$0.56	$2.41	$56.78
7	289%	$0.69	$3.10	$69.04
8	254%	$0.60	$3.70	$59.69
9	293%	$0.69	$4.39	$68.74
10	416%	$0.99	$5.38	$98.61
11	384%	$0.91	$6.29	$89.81
12	449%	$1.07	$7.36	$104.94
13	437%	$1.04	$8.40	$100.87
14	564%	$1.34	$9.74	$131.21
15	529%	$1.26	$10.99	$121.33
16	630%	$1.50	$12.49	$144.97
17	739%	$1.76	$14.25	$170.60
18	1138%	$2.70	$16.95	$267.43
19	1496%	$3.55	$20.50	$353.50
20	1317%	$3.13	$23.63	$305.50
21	1387%	$3.29	$26.92	$319.88
22	1545%	$3.67	$30.59	$355.67
23	1653%	$3.93	$34.52	$378.71
24	1597%	$3.79	$38.31	$361.01
25	1580%	$3.75	$42.06	$353.01
26	1542%	$3.66	$45.73	$339.68
27	1669%	$3.96	$49.69	$367.65

Year End	Hypothetical Index Level as Percentage of Initial Index Level	Hypothetical Index Adjustment Amounts per each $25 Face Amount for the Applicable Year Only	Hypothetical Cumulative Index Adjustment Amounts per each $25 Face Amount	Hypothetical Amount payable for each $25 Face Amount of Your Notes

28	1430%	$3.40	$53.09	$304.41
29	1256%	$2.98	$56.07	$257.93
30	1006%	$2.39	$58.46	$193.04

Example 2:

Year End	Hypothetical Index Level as Percentage of Initial Index Level	Hypothetical Index Adjustment Amounts per each $25 Face Amount for the Applicable Year Only	Hypothetical Cumulative Index Adjustment Amounts per each $25 Face Amount	Hypothetical Amount payable for each $25 Face Amount of Your Notes

0	100%	$0.00	$0.00	$25.00
1	110%	$0.26	$0.26	$27.30
2	105%	$0.25	$0.51	$25.73
3	111%	$0.26	$0.77	$26.94
4	127%	$0.30	$1.08	$30.74
5	136%	$0.32	$1.40	$32.50
6	177%	$0.42	$1.82	$42.53
7	185%	$0.44	$2.26	$43.93
8	191%	$0.45	$2.71	$45.00
9	261%	$0.62	$3.33	$61.83
10	370%	$0.88	$4.21	$88.39
11	431%	$1.02	$5.23	$102.41
12	462%	$1.10	$6.33	$109.11
13	487%	$1.16	$7.49	$114.22
14	475%	$1.13	$8.61	$110.16
15	440%	$1.05	$9.66	$100.45
16	432%	$1.03	$10.69	$ 97.26
17	402%	$0.95	$11.64	$88.75
18	467%	$1.11	$12.75	$104.05
19	503%	$1.19	$13.94	$111.82
20	534%	$1.27	$15.21	$118.34
21	585%	$1.39	$16.60	$129.65
22	616%	$1.46	$18.06	$135.83
23	569%	$1.35	$19.41	$122.74
24	701%	$1.66	$21.08	$154.11
25	841%	$2.00	$23.08	$187.22
26	873%	$2.07	$25.15	$193.00
27	714%	$1.70	$26.84	$151.63
28	848%	$2.01	$28.86	$183.12
29	844%	$2.00	$30.86	$180.10
30	1006%	$2.39	$33.25	$218.25

        Examples 3 and 4: The following two tables illustrate how your notes would perform in two hypothetical circumstances where the value of your notes decreases by approximately 43.28% and 30.49%, respectively, from the trade date to maturity on an absolute basis (approximately 1.87% and 1.20%, respectively, on an annualized basis) and assuming no interest adjustment amount shortfalls occur. In each case, although the final index level is the same, the fluctuations in the hypothetical index levels over the years are different.

Example 3:

Year End	Hypothetical Index Level as Percentage of Initial Index Level	Hypothetical Index Adjustment Amounts per each $25 Face Amount for the Applicable Year Only	Hypothetical Cumulative Index Adjustment Amounts per each $25 Face Amount	Hypothetical Amount payable for each $25 Face Amount of Your Notes

0	100%	$0.00	$0.00	$25.00
1	118%	$0.28	$0.28	$29.23
2	125%	$0.30	$0.58	$30.63
3	157%	$0.37	$0.95	$38.32
4	145%	$0.35	$1.30	$35.05
5	117%	$0.28	$1.57	$27.76
6	121%	$0.29	$1.86	$28.43
7	118%	$0.28	$2.14	$27.46
8	129%	$0.31	$2.45	$29.71
9	103%	$0.24	$2.69	$22.95
10	112%	$0.27	$2.96	$25.01
11	106%	$0.25	$3.21	$23.37
12	122%	$0.29	$3.50	$27.12
13	126%	$0.30	$3.80	$27.77
14	134%	$0.32	$4.12	$29.44
15	135%	$0.32	$4.44	$29.27
16	149%	$0.35	$4.79	$32.42
17	192%	$0.46	$5.25	$42.71
18	189%	$0.45	$5.70	$41.52
19	197%	$0.47	$6.17	$43.21
20	177%	$0.42	$6.59	$37.75
21	145%	$0.34	$6.93	$29.30
22	149%	$0.35	$7.29	$30.07
23	172%	$0.41	$7.70	$35.30
24	176%	$0.42	$8.11	$35.81
25	157%	$0.37	$8.49	$30.84
26	147%	$0.35	$8.83	$27.80
27	160%	$0.38	$9.21	$30.80
28	152%	$0.36	$9.58	$28.55
29	111%	$0.26	$9.84	$17.83
30	97%	$0.23	$10.07	$14.18

Example 4:

Year End	Hypothetical Index Level as Percentage of Initial Index Level	Hypothetical Index Adjustment Amounts per each $25 Face Amount for the Applicable Year Only	Hypothetical Cumulative Index Adjustment Amounts per each $25 Face Amount	Hypothetical Amount payable for each $25 Face Amount of Your Notes

0	100%	$0.00	$0.00	$25.00
1	117%	$0.28	$0.28	$28.89
2	132%	$0.31	$0.59	$32.40
3	128%	$0.30	$0.90	$31.18
4	100%	$0.24	$1.13	$23.85
5	103%	$0.24	$1.38	$24.34
6	112%	$0.27	$1.64	$26.39
7	113%	$0.27	$1.91	$26.42
8	110%	$0.26	$2.17	$25.29
9	106%	$0.25	$2.42	$24.03
10	98%	$0.23	$2.66	$21.80
11	96%	$0.23	$2.89	$21.17
12	98%	$0.23	$3.12	$21.46
13	90%	$0.21	$3.33	$19.18
14	73%	$0.17	$3.51	$14.65
15	74%	$0.18	$3.68	$14.77
16	77%	$0.18	$3.86	$15.46
17	88%	$0.21	$4.07	$17.84
18	71%	$0.17	$4.24	$13.56
19	79%	$0.19	$4.43	$15.43
20	93%	$0.22	$4.65	$18.48
21	97%	$0.23	$4.88	$19.42
22	107%	$0.25	$5.13	$21.55
23	114%	$0.27	$5.41	$23.14
24	91%	$0.22	$5.62	$17.19
25	81%	$0.19	$5.81	$14.33
26	83%	$0.20	$6.01	$14.78
27	79%	$0.19	$6.20	$13.48
28	89%	$0.21	$6.41	$15.81
29	98%	$0.23	$6.64	$17.79
30	97%	$0.23	$6.87	$17.38

        As shown in the examples 1 and 2, although the index level has increased approximately 906% from the trade date to maturity in both cases on an absolute basis (8.00% on an annualized basis), the amount in cash that we would deliver for each $25 face amount of your notes at maturity would be approximately $193.04 in the case of Example 1 and $218.25 in the case of Example 2. As shown in the examples 3 and 4, although the index level has decreased approximately 3.00% from the trade date to maturity on an absolute basis (-0.10% on an annualized basis) in both cases, the amount in cash that we would deliver for each $25 face amount of your notes at maturity would be approximately $14.18 in the case of Example 3 and $17.38 in the case of Example 4. Thus, the amount payable on your notes at maturity will depend not only upon the final index level, but also upon the fluctuations of the index level before arriving at the final index level.

We can not predict the final index level on the determination date or any redemption valuation date or the market value of your notes, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the stated maturity date. The amount that a holder of the offered notes will receive at maturity or upon redemption, as the case may be, and the rate of return on the offered notes will depend on the final index level or the index level, as the case may be, determined by the calculation agent as described above and the daily level at the applicable redemption valuation date of the index over the life of your notes. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount, in cash to be paid in respect of your notes, if any, on the stated maturity date or the applicable redemption date, as applicable, may be very different from the information reflected in the tables above.

        The following table demonstrates the effect that an index adjustment amount shortfall could have on the quarterly interest payments that you may receive. The numbers in the leftmost column represent the time elapsed from the trade date, by quarter. The numbers in the second column represent hypothetical closing levels of the index, assuming an initial index level of 25.00. The amounts in the third column represent the reference distribution amounts per quarter for each $25 face amount of your notes and the amounts in the fourth column represent the index adjustment amounts per quarter for each $25 face amount of your notes. The fifth column shows the interest payment you would receive, per $25 face amount of your notes, per quarter and is calculated by subtracting the index adjustment amount for the quarter in the fourth column from the reference distribution amount for the quarter in the third column. The interest payments are also reduced by any applicable index adjustment amount shortfall. The rightmost column represents the index adjustment amount shortfall that would result, and be carried forward to the next interest valuation date, if the index adjustment amount exceeded the reference distribution amount for any quarter.

Example 5:

Quarter End	Current Index Level (Normalized to a starting value of 25)	Reference Distribution Amount	Index Adjustment Amount	Interest Payment	Index Adjustment Amount Shortfall

0	25.00	n/a	n/a	n/a	n/a
1	26.00	$0.48	$0.247	$0.23	$0.00
2	28.00	$0.75	$0.266	$0.48	$0.00
3	27.00	$0.53	$0.257	$0.27	$0.00
4	27.50	$0.40	$0.261	$0.14	$0.00
…
24	28.00	$1.00	$0.266	$0.73	$0.00
25	29.00	$0.91	$0.276	$0.63	$0.00
26	28.25	$0.20	$0.268	$0.00	$0.07
27	30.00	$0.45	$0.285	$0.10	$0.00
…
30	34.00	$1.00	$0.323	$0.68	$0.00
31	32.00	$0.02	$0.304	$0.00	$0.28
32	31.00	$0.03	$0.295	$0.00	$0.55
33	36.00	$1.10	$0.342	$0.21	$0.00

        As shown in Example 5 above, any interest payment will depend on whether, for any given quarter, the reference distribution amount for that quarter exceeds the index adjustment amount plus any applicable index adjustment amount shortfall. In the first section of the table above, the reference distribution amount exceeds the index adjustment amount each quarter and no index adjustment amount shortfall occurs. As a result, each quarter, an interest payment would be made in cash in an amount equal to the difference between the reference distribution amount minus the index adjustment amount. In the second section of the table, an index adjustment amount shortfall occurs in the 26th quarter. As a result, no interest payment would be made that quarter and any interest payment made in the next quarter would be reduced by the index adjustment amount shortfall. In the third section of the table, an index adjustment amount shortfall occurs in two consecutive quarters, during which no interest payments would be made. Each index adjustment amount shortfall would be carried forward to the next quarter until it is satisfied. The interest payment that would be made in the 33rd quarter would therefore reduced by the accumulated index adjustment amount shortfall.

        The following table demonstrates the effect that an index adjustment amount shortfall could have on the payment, if any, that you may receive at maturity. The numbers in the leftmost column represent the time elapsed from the trade date, by quarter. The numbers in the second column represent hypothetical closing levels of the index, assuming an initial index level of 25.00. The amounts in the third column represent the reference distribution amounts per quarter for each $25 face amount of your notes and the amounts in the fourth column represent the index adjustment amounts per quarter and at maturity for each $25 face amount of your notes. The fifth column shows the interest payment you would receive, per $25 face amount of your notes, per quarter and at maturity and is calculated by subtracting the index adjustment amount for the quarter in the fourth column from the reference distribution amount for the quarter in the third column. The interest payments are also reduced by any applicable index adjustment amount shortfall. The sixth column represents the index adjustment amount shortfall that would result in any quarter if the index adjustment amount exceeded the reference distribution amount. Any index adjustment amount shortfall that is not satisfied in the relevant quarter would be carried forward to the next quarter until the final interest valuation date, which is the determination date. The rightmost column represents the amount payable for each $25 face amount of your notes.

Example 6:

Quarter End	Current Index Level (Normalized to a starting value of 25)	Reference Distribution Amount	Index Adjustment Amount	Interest Payment	Index Adjustment Amount Shortfall	Hypothetical Amount Payable for each $25 Face Amount of Your Notes

117	34.00	1.00	$0.323	$0.68	$0.00	n/a
118	32.00	1.20	$0.304	$0.90	$0.00	n/a
119	31.00	0.03	$0.295	$0.00	$0.26	n/a
Maturity Date	36.00	0.09	$0.342	$0.00	$0.52	$35.39

        We will make two payments on the maturity date. First, for each $25 in principal amount that you hold on the regular record date, we will pay you interest in an amount equal to the reference distribution amount for the final quarter minus the applicable index adjustment amount for that quarter, which will include any interest adjustment amount shortfalls from previous quarters that have not been satisfied. Second, for each $25 in principal amount that you hold, we will pay you the return on your principal, based on the performance of the index from the initial index level to the final index level minus any index adjustment amount shortfall from the last interest valuation date (which is the determination date). Because you will participate in any distributions made by the index funds during the last quarter through any interest payment you may receive, the final index level that will be used to calculate any payment on your principal will be reduced by the reference distribution amount.

        In Example 6 above, an index adjustment amount shortfall occurs in the final two quarters. As a result, you would not have received any interest payments for the last two quarters of your note and the return on your principal at maturity would be reduced by the accumulated index adjustment amount shortfall.

We can not predict the reference distribution amount or index adjustment amount as of any quarter over the life of the notes. Those amounts will depend on the distributions actually made by the index funds and the daily closing index level, as determined by the index calculation agent or the calculation agent, as applicable. Moreover, the assumptions on which the hypothetical amounts shown above are based may turn out to be inaccurate. Consequently, any interest payment that may be made over the life of your notes may be very different form the information reflected in the table above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 4, 2007. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index funds, i.e., the closed-end funds comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose a Significant Amount of Your Investment in the Notes

        The amount you will be paid on your notes at the stated maturity date or on any redemption date will depend on the index level on the determination date or the relevant redemption valuation date, as applicable. In addition, the amount you receive upon redemption will be reduced by the index adjustment amount and the amount you receive at maturity may be reduced by any index adjustment amount shortfall. Therefore, if the closing index level is not sufficiently greater on the determination date or any redemption valuation date than the initial index level, then you will be paid less than the face amount of your notes. Depending on the index level on the relevant date, you could lose a substantial portion and perhaps all of your investment.

        Also, the market price of your notes prior to the stated maturity date or the applicable redemption date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date or the applicable redemption date, as the case may be, you may receive far less than your investment in the offered notes.

Even If the Closing Level of the Index on the Determination Date or on the Applicable Redemption Valuation Date Exceeds the Initial Index Level, You May Receive Less than the Face Amount of Your Notes

        Because the index adjustment amount, including any accumulated interest adjustment amount shortfall, reduces any payment you may receive upon redemption, and any index adjustment amount shortfall may reduce any payment you may receive at maturity, the level of the index on the determination date or the applicable redemption valuation date must exceed the initial index level significantly in order for you to receive at least the face amount of your notes at maturity or upon redemption. If the level of the index on the determination date or the applicable redemption valuation date does not increase sufficiently to offset the applicable index adjustment amount, you will receive less than the face amount of your notes at maturity or upon redemption.

The Claymore CEF Index has a Limited Index Level History

        The payment amount, if any, for each of your notes is linked to the performance of the Claymore CEF Index, which was created on December 5, 2007. Because the index has no index level history prior to that date, limited historical index level information will be available for you to consider in making an independent investigation of the index performance, which may make it difficult for you to make an informed decision with respect to an investment in your notes.

Concentration Risks Associated with the Index May Adversely Affect the Market Price of the Notes

        Because the index tracks the performance of a portfolio of closed-end funds, it is less diversified than other investment portfolios that invest in a broader range of products and, therefore, could experience greater volatility. Additionally, the index funds included in the index from time to time may be concentrated in a limited number of sectors or follow a limited number of strategies. An investment in the notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries, sectors or strategies. See “The Index — Risks Associated with Closed-End Funds” below for a discussion of certain risks

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associated with investments in closed-end funds generally.

Except that the Index Adjustment Amount on Your Notes Accumulates on a Daily Basis from the Last Interest Valuation Date to the Next Applicable Valuation Date, the Amount Payable on Your Notes Is Not Linked to the Index Level at Any Time Other than the Determination Date or the Applicable Redemption Valuation Date

        The final index level and the index level used to calculate the early redemption amount will be based on the closing level of the index on the determination date and the closing level of the index on the redemption valuation date, respectively (subject to adjustments in case of market disruption or non-trading days). Therefore, if the closing level of the index dropped precipitously on the determination date or a redemption valuation date, the payment amount for your notes may be significantly less than it would have been had the payment amount been linked to the closing level of the index prior to such drop in the index level. Although the actual index level at the stated maturity date, at any redemption date or at other times during the life of your notes may be higher than the final index level or the closing level of the index on a redemption valuation date, as applicable, you will not benefit from the closing level of the index at any time other than on the determination date or the applicable redemption valuation date, respectively. However, since the index adjustment amount will be calculated and accumulated on a daily basis from the last interest valuation date to the determination date or the applicable redemption valuation date, the daily fluctuation of the index level on days prior to the stated maturity date or redemption date, as the case may be, will affect the amount payable on your notes on a limited basis.

The Index Level Will Drop by the Accumulated Distribution Amount on a Quarterly Basis

        Although the index funds frequently make periodic distributions to holders, dividends and other distributions made by the index funds are not reinvested in the index funds, i.e. the notional shares of the index funds are not increased due to dividends or distributions. Instead, dividends and distributions are added to the value of the index on a rolling basis and the accumulated distribution amount is subtracted from the index value after the close of the last index business day in March, June, September and December (each, a “cash adjustment date”). As a result, the index level drops by the accumulated distribution amount on the following index business day. If you choose to redeem your note immediately following a cash adjustment date, the closing level of the index on the applicable redemption valuation date may be lower than it was before the cash adjustment date.

Your Notes May Not Pay Interest

        You will receive a quarterly interest payment on your notes only if, on the relevant interest valuation date, the accumulated distribution amount exceeds the applicable index adjustment amount. If any index adjustment amount shortfall occurs as of an interest valuation date, you will not receive an interest payment on the corresponding interest payment date and any interest adjustment amount shortfall will be added to the index adjustment amount applicable to the next interest valuation date.

        Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Because the index adjustment amount for your notes will be calculated based on the daily closing index level from the last interest valuation date to the next interest valuation date, higher closing index levels on any day during that period will result in a higher index adjustment amount, which will lower and perhaps preclude any interest payment for that quarter.

        You must hold your note on the regular record date in order to receive any interest payment on the corresponding interest payment date.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

        When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell it in the open

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market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the index level;
•	the volatility — i.e., the frequency and magnitude of changes in the level of the index;
•	economic, financial, regulatory and political, military or other events that affect closed-end funds generally and the market segments of which the index funds are a part, and which may affect the level of the index;
•	interest rate and yield rates in the market;
•	the time remaining until your notes mature; and
•	our creditworthiness.

        These factors will influence the price you will receive if you sell your notes before maturity. If you sell your notes before maturity, you may receive less than the face amount of your notes.

        You can not predict the future performance of the index based on its historical performance. The actual performance of the index over the life of the offered notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the historical levels of the index or to the hypothetical return examples shown elsewhere in this prospectus supplement.

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

        Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. Even if the level of the index increases above the initial index level during the life of the offered notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Trading and Other Transactions by GS Finance Corp. or its Affiliates in Instruments Linked to the Index or Index Funds May Impair the Value of Your Notes

        As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing the index funds or futures and other instruments linked to the index or index funds. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index or the funds comprising the index at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or one or more of the index funds. Any of these hedging activities may adversely affect the index level — directly or indirectly by affecting the price of the index funds — and, therefore, the market value of your notes and the amount we will pay for each of your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the market value of your notes or the payment amount you will receive for each of your notes on the stated maturity date may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

        Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index funds or instruments whose returns are linked to the index or index funds for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the index level — directly or indirectly by affecting the price of the index funds — and, therefore, the market value of your notes and the amount we will pay for each of your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index funds. By introducing

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competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay for each of your notes at maturity.

There Are Restrictions on the Minimum Number of Notes You May Redeem and on the Dates on Which You May Redeem Them

        You must redeem at least 100,000 notes at one time in order to exercise your right to redeem your notes on any redemption date. You may only redeem your notes on a redemption date if we receive a notice of redemption by e-mail from you by no later than 11:00 a.m., New York City time, on the business day prior to the applicable redemption valuation date and if we subsequently respond by a confirmation of redemption. If we do not receive your notice of redemption by 11:00 a.m., New York City time, on the business day prior to the applicable redemption valuation date or fail to confirm the redemption for any reason, your notes will not be deemed properly designated for redemption and we will not redeem your notes on the applicable redemption date. Your notice of redemption will not be effective until we confirm receipt. See “Specific Terms of Your Notes — Redemption Right” below for more information.

You Have No Rights with Respect to Funds or Rights to Receive Any Funds

        Investing in your notes will not make you a holder of any of the index funds. Neither you nor any other holder or owner of your notes will have any rights with respect to any index fund. Any amounts payable on your notes will be made in cash, and you will have no right to receive delivery of any index fund.

Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us

        As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index and the index funds that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs &Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index or any other factor that may affect the amount that may be paid on the stated maturity date or any redemption date, as applicable, could be adverse to your interests as a beneficial owner of your notes.

        Also, if we are successful in listing the notes on the New York Stock Exchange Arca, an affiliate of Goldman, Sachs & Co. will act as the lead market maker for the notes, which means that it will help set bid and ask prices for trading. These market maker activities could impact the market value of your notes.

As Calculation Agent, Goldman Sachs International Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On the Stated Maturity Date or Any Redemption Date, As Applicable

        As calculation agent for your notes, Goldman Sachs International will have discretion in making various determinations that affect your notes, including determining the final index level on the determination date or the applicable closing index level on any given redemption valuation date, as the case may be, which we will use to determine the amount we may pay on the stated maturity date or the applicable redemption date, respectively, and determining whether to postpone the determination date and the stated maturity date or the applicable redemption valuation date, as applicable, because of a market disruption event or non-trading days. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman Sachs International could adversely affect the value of your notes and may present Goldman Sachs International with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above. We may change the calculation agent at any time without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to GS Finance Corp.

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The Policies of the Index Sponsor and Changes That Affect the Index or the Index Funds Could Affect the Amount Payable for Each of Your Notes and their Market Value

        The policies of the index sponsor concerning the rebalancing of the index level, additions, deletions or substitutions of index funds and the manner in which changes affecting the index funds or their sponsors, such as stock dividends, reorganizations or mergers, are reflected in the index level could affect the index level and, therefore, the amount payable for each of your notes on the stated maturity date and the market value of your notes prior to such date. The amount payable for each of your notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the index level is not available on the determination date or any redemption valuation date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the index level on such date(s) (and thus the amount payable on the stated maturity date) in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index level on the determination date and the amount payable for each of your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “Specific Terms of Your Notes — Role of Calculation Agent” below.

Changes in the Composition and Valuation of the Claymore CEF Index May Adversely Affect the Value of Your Notes

        The composition of the Claymore CEF Index may change over time, as additional index funds satisfy the eligibility criteria of the Claymore CEF Index or index funds currently included in the Claymore CEF Index fail to satisfy such criteria and those changes could impact the value of the index and therefore the value of your notes.

        In the event that Dow Jones discontinues publication of the Claymore CEF Index or the index sponsor discontinues the index, the calculation agent will make any adjustments, including substitution of a successor index, necessary to achieve an equitable result for investors.

As Sponsor of the Claymore CEF Index, Claymore Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest

        As further described under “The Index”, the Claymore CEF Index is owned by Claymore. Claymore is responsible for the composition, and maintenance of the Claymore CEF Index. The relationship between the Claymore CEF Index and Claymore is discussed under “The Index”. The judgments that Claymore, as the sponsor of the Claymore CEF Index, makes in connection with the composition, and maintenance of the Claymore CEF Index, could affect both the market value of your notes and the amount payable on your notes on the stated maturity date or the applicable redemption date, as applicable, if any. See “The Index” for additional details on the role of Claymore as index sponsor.

        Claymore, in its capacity as index sponsor, has no obligation to take your interests into consideration for any reason. Claymore may decide to discontinue calculating and publishing the Claymore CEF Index, which would mean that Goldman Sachs International, as calculation agent, would have the discretion to make determinations with respect to the level of the Claymore CEF Index for purposes of calculating the final valuation, if any.

        We have also engaged or will engage Claymore to provide certain marketing services relating to the notes. Claymore will be paid a fee for these marketing services, which may present Claymore with a conflict of interest. We may terminate Claymore’s marketing services at any time upon 60 days’ notice.

        In addition, closed-end funds owned or operated by Claymore may be selected as index funds from time to time over the life of the notes. Claymore may receive economic benefits as a result due to hedging activities by us and/or our affiliates. For more information on the methodology underlying the Claymore CEF Index and the selection process, see “The Index” below.

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Your Notes May Not Have an Active Trading Market, and May Not Continue to be Listed over the Life of Your Notes

        Although we plan to list the offered notes on the New York Stock Exchange Arca, there is no assurance that a secondary market for the offered notes will develop. Certain affiliates of Goldman, Sachs & Co. may engage in limited purchase and resale transactions in the offered notes, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time.

        No assurance can be given as to the approval of the offered notes for listing or, if listed, the continuation of the listing for the life of the offered notes, or the liquidity or trading market for the offered notes. We are not required to maintain any listing of your notes on the New York Stock Exchange Arca.

The Liquidity of the Market for the Offered Notes May Vary Materially From Time to Time

        We intend to sell the aggregate principal amount of the offered notes on the original issue date to Goldman, Sachs & Co., our affiliate, which will sell the offered notes from time to time. Also, the aggregate principal amount of the notes outstanding could be reduced at any time by redemptions. Accordingly, the liquidity of the market for your notes could vary materially over the life of the notes. While you may elect to redeem your notes prior to maturity, any redemption will be subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 100,000 notes at one time in order to exercise your right to redeem your notes.

The Calculation Agent Can Postpone the Determination Date and the Stated Maturity Date or a Redemption Valuation Date If a Market Disruption Event on a Non-Trading Day Occurs

        If the calculation agent determines that, on the determination date or a redemption valuation date, as applicable, a market disruption event has occurred or is continuing, or if such date is not a trading day, the determination date or such redemption valuation date, respectively, will be postponed until the first trading day on which no market disruption event occurs or is continuing and, in any event, in the case of the determination date, not later than the originally scheduled stated maturity date (or, if the originally scheduled stated maturity date is not a business day, the first business day following the originally scheduled stated maturity date), and in the case of a redemption valuation date, not by more than three business days from the originally scheduled date for such redemption valuation date. In addition, if the determination date is so postponed, the stated maturity date for your notes will also be postponed, although not by more than four business days. Thus, when the determination date is so postponed, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Moreover, if the determination date or a redemption valuation date, as applicable, is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, or if such date is not a trading day, that day will nevertheless be the determination date or such redemption valuation date, respectively. If the determination date or a redemption valuation date, as applicable, is postponed due to a market disruption event, the calculation agent will determine the final index level or the closing index level on any redemption valuation date, respectively, based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” below. In addition, if the calculation agent determines that the index level or any settlement price that must be used to determine the final index level or the closing level of the index on a redemption valuation date, as applicable, is not available on the determination date or the applicable redemption valuation date, respectively, for any other reason, then the calculation agent will determine the final index level or such closing index level on a redemption valuation date, respectively, based on its assessment, made in its sole discretion, of the level of the index or relevant settlement price on such applicable day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

        Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended,

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including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

        The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

        The terms of your notes require that you include the coupon payments on the notes in ordinary income in accordance with your regular method of accounting. You will be required to treat the coupon payments in such a manner despite the fact that (i) a portion of the coupon payments will be attributable to dividend payments on the underlying CEFs that comprise the index that will constitute “qualified dividend income” or long-term capital gain dividends that are subject to tax at the tax rates applicable to long-term capital gains and (ii) there may be other possible treatments of the coupon payments that would be more advantageous to holders of notes.

        In addition, it is likely, although the matter is not free from doubt, that the constructive ownership rules of Section 1260 of the Code could require you to treat all or a portion of the gain that you recognize upon the sale, redemption or maturity of your notes as ordinary income in which respect an interest charge would be imposed.

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SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

        The offered notes are part of a single tranche within, and part of, a series of senior debt securities entitled “Medium-Term Notes, Series A” that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

        The payment of principal of, and any interest and premium on, the offered notes will be fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. The guarantee will remain in effect until the entire principal of, and interest and premium, if any, on, the offered notes has been paid in full or discharged in accordance with the provisions of the relevant indenture, or otherwise fully defeased by us or by The Goldman Sachs Group, Inc. The guarantee of senior debt securities of GS Finance Corp. will rank equally in right of payment to all senior indebtedness of The Goldman Sachs Group, Inc., whereas the guarantee of subordinated debt securities of GS Finance Corp. will be subordinate and junior in right of payment to all senior indebtedness of The Goldman Sachs Group, Inc. as described under “Description of Notes We May Offer — How the Notes Rank Against Other Debt” in the accompanying prospectus supplement.

        We may, at our discretion, offer further issuances of the offered notes at offering prices based on market conditions at the time. If there is a substantial demand for the offered notes, we may issue additional notes frequently. Any further issuances will form a single tranche with the offered notes, will have the same CUSIP number and will trade interchangeably with the offered notes upon settlement. Any further issuances will increase the outstanding aggregate principal amount of this tranche of the offered notes.

        This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series A medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

        In addition to those terms described on the first seven pages of this prospectus supplement, the following terms will apply to your notes:

        Specified currency:

•	U.S. dollars (“$“).

        Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

        Denominations: each note registered in the name of a holder must have a face amount of $25 or integral multiples of $25 in excess thereof

        Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

        Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series A medium-term notes, as described under “— Special Calculation Provisions” below

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        Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. If you have purchased your notes in a market-making transaction after the initial issuances and sales of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

        We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index Funds

        In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that owns the copyright to the index. When we refer to the index publisher as of any time, we mean the entity, including any successor publisher, that determines and publishes the index as then in effect. When we refer to the index funds as of any time, we mean the closed-end funds that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment on Stated Maturity Date

        With respect to the offered notes that have not been redeemed, the amount payable, if any, on the stated maturity date will be an amount in cash equal to the outstanding face amount of your notes plus the result of (1) the product of the outstanding face amount of your notes times the index return as calculated on the determination date minus (2) any index adjustment amount shortfall on the determination date.

        The index return equals the quotient of (i) the final index level minus the reference distribution amount minus the initial index level divided by (ii) the initial index level. If the final index level does not exceed the initial index level, the index return will be negative. However, the amount payable on your notes will never be less than zero.

        Any index adjustment amount shortfall on the determination date will be based on (i) the excess of the index adjustment amount calculated from the last interest valuation date to the determination date over (ii) the reference distribution amount from the last interest valuation date to the determination date. It will also include any index adjustment amount shortfalls from previous periods that were not satisfied.

        The index adjustment amount as of any interest valuation date will equal the sum of the daily index adjustment amounts from the previous interest valuation date to the relevant interest valuation date, including any index adjustment amount shortfall from the previous interest valuation date. The daily index adjustment amount for any given day will equal 0.95% of the face amount of your notes times the index factor for that day (or, if that day is not a trading day, the index factor for the immediately preceding trading day) divided by 365. The index factor for a given day equals the quotient of the closing level of the index on such day divided by the initial index level.

The index adjustment amount that will reduce any interest payment will inure to our benefit and enable us to profit from the notes.

Final index level

        The amount payable on your notes on the stated maturity date will be based on, among other factors, the closing level of the index on the determination date, which we call the “final index level.” If the final index level is greater than the initial index level and the index return calculated on the determination date is positive, you will participate in any increase in the value of the index. On the other hand, if the index return is negative, you may lose some or all of the principal invested in your notes, and may receive no payment at all on the stated maturity date.

        Moreover, the amount payable at maturity will be reduced by any index adjustment amount shortfall calculated on the determination date (including any index adjustment amount shortfall from the previous interest valuation date that was not satisfied). The index adjustment amount will be calculated on a daily basis, and accumulated quarterly, from (but excluding) the trade date to the determination date, and will be based partially on the daily closing level of the index. Therefore, the index adjustment amount for your notes will

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be higher as the index level increases. Even if the index factor for the determination date is greater than one, you may still lose a portion of the principal of your notes if the increase in the index is insufficient to cover the reduction in the amount payable by the index adjustment amount on the determination date.

        The calculation agent will determine the final index level on the determination date as calculated and published by the index publisher, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event” and “— Discontinuance or Modification of the Index” below. Moreover, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under “— Discontinuance or Modification of the Index” below.

Stated maturity date

        The stated maturity date will be December 10, 2037, which is approximately 30 years after the original issue date, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described below, however, then the stated maturity date will be postponed by the same number of business day(s) from and excluding the originally scheduled determination date to and including the actual determination date, subject to a maximum of four business days from the stated maturity date.

Determination date

The determination date will be three trading days prior to the stated maturity date unless the calculation agent determines that a market disruption event occurs or is continuing on that designated trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than the stated maturity date or, if the stated maturity date is not a business day, later than the first business day after the stated maturity date.

Interest

        The offered notes may pay interest on each quarterly interest payment date. For each note you hold on the regular record date, on each interest payment date, you will receive an amount equal to the difference between (i) the reference distribution amount minus (ii) the applicable index adjustment amount calculated from the last interest valuation date to the current interest valuation date. If the reference distribution amount on a given interest valuation date is less than the index adjustment amount on that interest valuation date, then you will not receive any interest payment on the corresponding interest payment date and the amount by which the index adjustment amount exceeds the reference distribution amount, which we call the “index adjustment amount shortfall”, will be added to the index adjustment amount applicable in respect of the next interest payment date. The index adjustment amount shortfall, or a part thereof, will continue to accrue as of each interest valuation date until it is satisfied in full.

Interest payment dates; interest valuation dates; regular record dates

        The interest payment dates will be 10 business days following the interest valuation date, except for the last interest payment date, which will be the maturity date.

        The interest valuation dates will be the last index business day of the month in March, June, September and December. The last interest valuation date will be the determination date.

        The regular record dates will be five business days prior to an interest payment date.

Reference distribution amount

        The reference distribution amount is the amount per note, as of any interest valuation date, equal to the accumulated distribution amount (as defined under “The Index” below) (i.e. the sum of the cash dividends or other distributions paid by the index funds from the day following the last interest valuation date to the subsequent interest valuation date, as determined by the index calculation agent). The dividends and other distributions paid by the index funds will accrue quarterly in proportion to the index’s hypothetical investment in the index funds. A holder may contact us or the index

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calculation agent to determine the reference distribution amount as of any day.

Payment on Redemption Date

        Subject to the notification requirements described under “— Redemption Requirements” below, if you elect to require us to redeem any notes, we will pay you on the applicable redemption date an amount in cash equal to the early redemption amount. The early redemption amount will equal the product of (i) the face amount of the notes being redeemed times the index factor on the applicable redemption valuation date minus (ii) the applicable index adjustment amount for the applicable redemption valuation date. The applicable index adjustment amount will be calculated from the previous interest valuation date to the applicable redemption valuation date and will include any accumulated index adjustment amount shortfall from the previous interest valuation date.

        If the applicable redemption valuation date falls on an interest valuation date, the index factor used to determine the payment on principal for the early redemption amount only will be (i) the closing level of the index on that day minus the reference distribution amount on that day divided by (ii) the initial index level. Also, the accrued index adjustment amount will be subtracted from the applicable interest payment. If there is an index adjustment amount shortfall, you will not receive any interest payment and the shortfall will be subtracted from the return on your principal.

        The amount payable on your notes being redeemed, if any, will be based on, among other factors, the closing level of the index on the applicable redemption valuation date. If the index level on that day is greater than the initial index level — i.e., the index factor on such redemption valuation date is greater than one due to an increase in the index — you will participate in any such increase. On the other hand, if the index factor for such redemption valuation date is less than one due to a decrease in the index, you may lose some or all of the principal in your notes being redeemed, and may receive no payment at all on the applicable redemption date. Moreover, the amount payable will be reduced by the applicable index adjustment amount for such redemption valuation date. The index adjustment amount will be calculated and accumulated on a daily basis from the last interest payment date to the applicable redemption valuation date, and, therefore, the index adjustment amount for your notes will be higher if the index level on the applicable redemption valuation date is higher. Therefore, even if the index factor for the redemption valuation date is greater than one, you may still lose a portion of the principal of your notes if the increase in the index is insufficient to cover the reduction by the index adjustment amount for such redemption valuation date.

        The calculation agent will determine the index level on the applicable redemption valuation date as calculated and published by the index publisher, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event” and “— Discontinuance or Modification of the Index” below.

Redemption date

        The redemption date with respect to any given redemption valuation date other than the final redemption valuation date will be the third business day following such redemption valuation date.

Redemption valuation date

        A redemption valuation date is each Thursday that falls within the period from and excluding the original issue date to and including the final redemption valuation date or, if a market disruption event has occurred or is continuing on such date or such date is not a trading day, the first following trading day. In no event, however, will a redemption valuation date be postponed by more than three business days after the originally scheduled redemption valuation date. The final redemption valuation date will be November 19, 2037.

Market Disruption Event

        Any of the following will be a market disruption event:

•	a material limitation, suspension, or disruption of trading in one or more index funds underlying the index which results in a failure by the trading facility on which each index fund is traded to report a settlement price for such index fund on the day on which such event occurs or any succeeding day on which it continues, or

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•	the settlement price for any index fund underlying the index is a “limit price”, which means that the settlement price for such index fund for a day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility, or
•	failure by the applicable trading facility or other price source to announce or publish the settlement price for any index fund underlying the index.

        For this purpose, “settlement price” means the official settlement price of an index fund underlying the index as published by the trading facility on which it is traded.

        As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

Consequences of a Market Disruption Event

        As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date or a redemption valuation date, as the case may be, then the determination date or such redemption valuation date, respectively, will be postponed to the next following trading day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date or a redemption valuation date be postponed, in the case of the determination date, later than the stated maturity date (or, if the stated maturity date is not a business day, later than the first business day after the stated maturity date) and in the case of a redemption valuation date, by more than three business days.

        If the determination date or a redemption valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date or such redemption valuation date, respectively. In the event a market disruption event has occurred or is continuing on the determination date or a redemption valuation date, as the case may be, the final index level or the closing level of the index on a redemption valuation date, respectively, will be determined by the calculation agent as follows:

•	with respect to each index fund that is not affected by the market disruption event, the final index level or the closing index level on the redemption valuation date, as applicable, will be based on the official settlement price of each such index fund as published by the trading facility on which it is traded (which is referred to as the settlement price in this prospectus supplement) on the originally scheduled determination date or the originally scheduled redemption valuation date, respectively,
•	with respect to each index fund that is affected by the market disruption event, the final index level or the closing index level on the redemption valuation date, as applicable, will be based on the settlement price of each such index fund on the first trading day immediately following the originally scheduled determination date or the originally scheduled date for the applicable redemption valuation date, respectively, on which no market disruption event has occurred or is occurring with respect to such index fund, unless such market disruption event continues with respect to any such index fund up to and including the determination date or such redemption valuation date, respectively, in which event the price of each such index fund to be used in calculating the final index level or the closing index level on a redemption valuation date, respectively, shall be determined by the calculation agent on the determination date or such redemption valuation date, respectively, and
•	the calculation agent shall determine the final index level or the applicable closing index level on the redemption valuation date, as applicable, by reference to the settlement prices or

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other prices determined in the two preceding bullet points, using the then-current method for calculating the index.

        In addition, if the calculation agent determines that the index level or any settlement price that must be used to determine the final index level or index level on the redemption valuation date, as applicable, is not available on the determination date or the applicable redemption valuation date, respectively, for any other reason, then the calculation agent will determine the final index level or such closing index level based on its assessment, made in its sole discretion, of the level of the index or relevant settlement price on such applicable day.

Discontinuance or Modification of the Index

        If the index publisher discontinues publication of the index or the index sponsor discontinues the index and the index publisher or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the final index level by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

        If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on the determination date or a redemption valuation date, as applicable, because of a market disruption event or for any other reason, the calculation agent will determine the final index level or the index level on the applicable redemption valuation date, respectively, based on the procedures described under “— Consequences of a Market Disruption Event” above and/or by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index or the relevant settlement prices.

        As a general matter, the calculation agent shall not have any discretion to adjust the index level on any given day if the index publisher calculates and publishes the index level in accordance with the established methodology of the index, except as described under “— Consequences of a Market Disruption Event” above. If, however, the calculation agent determines that the index or the index funds are materially changed at any time in any respect because of any change in the method of calculating the index or selecting the index funds — including any material change affecting the addition, deletion or substitution and any reweighting or rebalancing of the index funds, and whether the change is due to any other reason — then, in such case and only in such case, the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final index level or the closing index level on the applicable redemption valuation date, as applicable, used to determine the amount payable on the stated maturity date or the applicable redemption date, respectively, is equitable.

        All determinations and adjustments to be made by the calculation agent as described in this prospectus supplement with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

        If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the accelerated maturity instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

        For the purpose of determining whether the holders of our Series A medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes will differ from those of other Series A medium-term notes we may issue in future tranches, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving

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some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect the debt securities of this tranche may be made with the approval of holders of a majority in principal amount of the securities of this tranche. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

        Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

        As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series A medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

        The calculation agent in its sole discretion will make all determinations regarding market disruption events, business days, trading days, index business days, postponement of the determination date and the stated maturity date or a redemption valuation date, the final index level, the closing index level for a redemption valuation date, the index factor, the index adjustment amounts, the early redemption amount, the default amount and the payment amount on your notes, if any, to be made at maturity or redemption, as applicable. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

        Please note that Goldman Sachs International, our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to GS Finance Corp.

Redemption Right

        If the holder of your notes satisfies the conditions described under “— Redemption Requirements” below, the holder may elect to require us to redeem the outstanding face amount of your notes designated for redemption. If the holder does so, we will pay an amount in cash, if any, calculated in a manner as described under “— Payment on Redemption Date” and “— Manner of Payment” above.

        If you decide to redeem your notes, you will lose the right to receive any amount on your notes so redeemed on the stated maturity date, as described under “— Payment on Stated Maturity Date” above.

Redemption Requirements

        To exercise the redemption right, you must instruct your broker or other person through which you hold your notes to take the following steps:

•	Send a notice of redemption, substantially in the form attached as Annex A to this prospectus supplement to us via e-mail by no later than 11:00 a.m. New York City time on the business day prior to the applicable redemption valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, substantially in the form attached as Annex B;
•	Deliver the signed confirmation of redemption to us via facsimile in the specified form by 4:00 p.m. New York City time. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

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•	Instruct your DTC custodian to book a delivery vs. payment trade with respect to your notes on the applicable redemption valuation date at a price equal to the applicable redemption value, facing Goldman, Sachs & Co. DTC 0005; and
•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable redemption date (the third business day following such redemption valuation date).

        Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the offered notes in respect of such deadlines. If we do not receive your notice of redemption by 11:00 a.m., or your confirmation of redemption by 4:00 p.m., on the business day prior to the applicable redemption valuation date, your notice will not be effective and we will not redeem your notes on the applicable redemption date.

        The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of redemption or as to whether and when the required deliveries have been made. Once given, a notice of redemption may not be revoked.

Questions about the redemption requirements should be directed to e-mail address included in the attached notice of redemption.

        Expiration of Redemption Right. If we do not receive your notice of redemption by 11:00 a.m. (as described under the first bullet point in “— Redemption Requirements” above), or your confirmation of redemption by 4:00 p.m. (as described under the second bullet point in “— Redemption Requirements” above), on the business day prior to the applicable redemption valuation date, your notice will not be effective and we will not redeem your notes on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Special Calculation Provisions

Business Day

        When we refer to a business day with respect to your notes, we mean a day that is a business day as defined in the accompanying prospectus.

Trading Day

        When we refer to a trading day with respect to your notes, we mean a day on which (1) the index sponsor is open for business, (2) the index publisher is open for business and the index is calculated and published by the index publisher, (3) the calculation agent in New York is open for business, and (4) all trading facilities on which the index funds are traded are open for trading.

Index Business Day

        When we refer to an index business day with respect to your notes, we mean a day on which (1) the index sponsor is open for business, (2) the index publisher is open for business and the index is calculated and published by the index publisher and (3) all trading facilities on which the index funds are traded are open for trading.

Default Amount

        The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

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        During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

        Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

        If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

        In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

        Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

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USE OF PROCEEDS AND HEDGING

        We intend to lend the net proceeds from the sale of the offered notes to the Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

        In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the index funds, listed or over-the-counter options, futures and other instruments linked to the index or the index funds and indices designed to track the performance of the relevant fund markets or components of such markets on or before the applicable trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to unwind hedging transactions we have entered into in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or the index funds. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index funds,
•	may take or dispose of positions in the index funds or futures contracts relating thereto,
•	may take or dispose of positions in listed or over-the-counter options or other instruments based on the index designed to track the performance of the relevant fund markets or components of such markets, and/or
•	may take short positions in the index funds or other securities or instruments of the kind described above — i.e., we and/or our affiliates may sell securities, instruments or index funds of the kind that we do not own or that we borrow for delivery to purchaser.

        We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

        In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index funds. We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the index funds, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index funds or indices designed to track the performance of the relevant fund markets or other components of such markets. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above, including not acquiring any positions. Investors will not have knowledge about our hedging positions.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount, if any, we will pay on your notes at maturity or upon redemption, as applicable. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by GS Finance Corp. in Instruments Linked to the Index or Index Funds May Impair the Value of Your Notes” and “Additional Risk Factors Specific to Your Notes — Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above for a discussion of these adverse effects.

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THE INDEX

        Claymore Securities, Inc., a privately held Chicago-based financial services company, is the index sponsor and owns the copyright in and all rights to the index. The consequences of the index sponsor discontinuing or modifying the index are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Index” above.

        Dow Jones Indexes, a business unit of Dow Jones & Company, Inc., (“Dow Jones”) is the index calculation agent. The index calculation agent has no obligation to continue to publish, and may discontinue publication of, the index.

        Certain affiliates of ours were invited by the index sponsor to review and comment on the methodology behind the index at the time the index was created. Since the creation of the index, we have not had, and will not have, any involvement in the design, maintenance or calculation of the index and the index is not owned, endorsed or approved by or associated with Goldman, Sachs & Co. or its affiliated companies. Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or the index sponsor. You, as an investor in your notes, should make your own investigation into the index.

The Claymore CEF Index

        The Claymore CEF Index, which we call the “index”, was created on December 5, 2007 and is calculated and published by Dow Jones, as index calculation agent (the “Index Calculation Agent”). The index seeks to track the performance of a weighted basket of closed-end funds (or “CEFs”) that are traded on national securities exchanges and are selected based on a predefined set of criteria such as liquidity, income distribution and market valuation, among other factors. The CEFs that are selected to comprise the index, which we refer to as “index funds,” are weighted based on liquidity, among other factors as described herein under “ — Weighting Process”.

        As discussed below, the index funds frequently make periodic distributions to holders. However, cash dividends and other distributions made by the index funds will not reinvested in the index funds, i.e., the notional shares of the index funds will not be increased due to dividends or distributions. Instead, dividends and distributions will be added to the value of the index on a rolling basis as of the close of business on the applicable ex-dividend date (which, for any index fund, is the date on which the holder of record would be entitled to receive the dividend or distribution made by that index fund). This accumulated distribution amount (as defined under “— Value of the Index” below) will then be subtracted from the index value at the close of the last index business day in March, June, September and December (each, a “cash adjustment date”) and will be reflected in the index level on the following index business day.

        Reconstitution and Rebalancing of the Index

        The index will be reconstituted (i.e. CEFs may be added or deleted) and rebalanced (i.e. weightings may be redistributed) by the index sponsor every 367 days (each, a “reconstitution date”). The next scheduled reconstitution date as of the date of this prospectus supplement is expected to be March 10, 2008 (subject to any market disruption events). The index sponsor will disclose the reconstitution and rebalancing information to the index calculation agent and the index calculation agent will publish the new portfolio of index funds, as well as the fund multiplier and weighting of each index fund on its website or some other public available source as soon as possible after the reconstitution date. The reconstitution and rebalancing will take effect on the day that is three index business days following the reconstitution date (the “effective date”).

        Closed-End Funds

        CEFs are collective investment vehicles with a fixed number of shares that invest in equity or income-producing securities, including fixed-income underliers. There are currently over 600 CEFs listed on securities exchanges in the United States, the majority of which are actively managed by an investment advisor. In the United States, CEFs are regarded as investment companies by the SEC and are subject to regulation under the Investment Company Act of 1940, as amended.

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        CEFs generally focus their investments in certain types of securities, sectors or strategies. Investment objectives could include high current income, tax-advantaged income, capital growth or balanced strategies. For more information on the risks associated with different CEF strategies, see Risks Associated with Closed-End Funds below.

        When they launch, CEFs sell a fixed number of shares through an initial public offering, after which the shares might trade on a major stock exchange, similar to common stock. New shares are rarely issued after the closed-end funds are launched (although subsequent offerings in various forms have been completed). Typically an investor can acquire shares in a CEF after the initial offering only by buying shares on a secondary market from a broker, market maker, or other investor.

        The price of a share in a CEF is determined by the price at which investors are willing to buy and sell shares in the market. The value of the investments in the CEF, or its Net Asset Value (“NAV”), is only one factor that contributes to the market price. The NAV is the total value of all of the securities in the CEF divided by the number of shares in the CEF. Supply and demand factors may cause the share price of a CEF to deviate from its NAV. When the CEF’s share price is higher than the NAV, it is said to be selling at a “premium”. When it is lower, it is said to be selling at a “discount” to the NAV.

        CEFs often typically use leverage to enhance their returns, i.e., they borrow cash to invest and hope to earn a higher yield, and often employ risk-mitigating strategies to offset any potential investment losses.

        Value of the Index

        The level (or value) of the index is calculated and published every 15 seconds by the Index Calculation Agent.

        On any index business day, the level of the index will equal the sum of:

        (i) the accumulated distribution amount (as defined below), and

        (ii) the sum of the products, for each index fund, of (a) the last available trading price of each index fund as reported by its respective primary securities exchange multiplied by (b) the applicable fund multiplier, determined as described below under “— Weighting Process”.

        The “accumulated distribution amount” will equal the sum of the cash dividends or other distributions paid by each of the index funds from the day following the last cash adjustment date to and including the next cash adjustment date (a “determination period”). Any non-cash dividends that would have been payable to a holder of an index fund during any determination period will be valued in cash by the index calculation agent and will be included in the accumulated distribution amount. At the open of the index business day following each cash adjustment date, the level of the index will be reduced by the accumulated distribution amount and the accumulated distribution amount will be reduced to zero. As a result, the index level will decline following each cash adjustment date, assuming the accumulated distribution amount is greater than zero. The accumulated distribution amount for any quarter will be made available to holders by the index calculation agent upon request and can be derived from publicly available information.

Constituting the Index

        Screening Process

        On each reconstitution date, the index will be constituted in a series of steps as follows:

•	First, the index sponsor will identify the universe of CEFs in existence using commercially available third party data services that classify CEFs by standard industrial classification (SIC) codes and other markers.
•	Second, the index sponsor will narrow the universe of CEFs to only those that are traded on U.S. exchanges as of the reconstitution date.
•	Third, the index sponsor will identify and eliminate all CEFs that generate non-taxable income by investing in non-taxable securities.
•	Fourth, the index sponsor will identify and eliminate all interval funds, which are investment companies

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that periodically offer to repurchase their shares from shareholders.
•	Fifth, the index sponsor will identify and eliminate all CEFs with an operating history of less than six months as of the reconstitution date.
•	Sixth, the index sponsor will eliminate all CEFs with a market capitalization (defined as the current number of shares outstanding multiplied by the closing share price as reported on the relevant securities exchange) of less than $250 million as of the reconstitution date.
•	Seventh, the index sponsor will eliminate all CEFs with a share price of less than $5.00 on the reconstitution date.
•	Eighth, the index sponsor will eliminate all CEFs whose monthly trading volume in each of the six months preceding the reconstitution date was below one million shares. To calculate the one-month trading volume, the index sponsor will aggregate daily volume during the month.
•	Ninth, the index sponsor will eliminate all CEFs that are not organized in the United States.

        The index sponsor will use third party data services providers to identify CEFs for inclusion or exclusion from the index, as described above, and for market data such as price and trading volume. The index sponsor makes no representation as to the accuracy of any third party data.

        Ranking Process

        Once the universe of CEFs has been narrowed as described above, the index sponsor will assign each CEF that is eligible for inclusion in the index (each, an “eligible fund”) two different percentile rankings — a distribution yield percentile ranking and a premium/discount percentile ranking — that will be used to identify the eligible funds with the highest distribution yield and trading discount to NAV for inclusion in the index.

Distribution Yield Percentile Ranking

        An eligible fund’s distribution yield percentile ranking will be based on the eligible fund’s distribution yield as of the reconstitution date. For each eligible fund, the distribution yield will be the quotient of (i) the sum of all cash and other distributions made by the eligible fund during the past 12 months divided by (ii) the eligible fund’s closing share price on the reconstitution date. The distribution yield percentile ranking for each eligible fund will be determined as follows:

        (i) first, the index sponsor will measure the absolute difference between the highest distribution yield of an eligible fund and the lowest distribution yield;

        (ii) second, for each eligible fund, the index sponsor will calculate the difference between (a) that eligible fund’s distribution yield and (b) the lowest distribution yield from among all of the eligible funds, and;

        (iii) third, the index sponsor will divide the result produced in step (ii) by the result produced in step (i).

        All eligible funds will have a distribution yield percentile ranking between 0% and 100%, with a higher ranking score (100% being the highest) indicating a higher distribution yield.

Premium/Discount Percentile Ranking

        An eligible fund’s premium/discount percentile ranking will be based on the percentage difference between the eligible fund’s market price and its NAV as of the reconstitution date. The premium/discount percentile ranking for each eligible fund will be determined as follows:

        (i) first, the index sponsor will calculate from among all of the eligible funds the (a) greatest premium (or the least discount, if no eligible funds are trading at a premium) and (b) the deepest discount (or the least premium, if no eligible funds are trading at a discount) and will subtract the deepest discount from the greatest premium;

        (ii) second, the index sponsor will measure the difference between (a) the greatest premium calculated in step (i) and (b) each individual eligible fund’s premium/discount, and;

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        (iii) third, the index sponsor will divide the result produced in step (ii) by the value determined in step (i) to arrive at each eligible fund’s premium/discount percentile ranking.

        All eligible funds will have a premium/discount percentile ranking score between 0% and 100%, with a higher ranking score indicating a deeper discount relative to the other eligible funds (100% being the highest ranking).

        The index sponsor will then take the weighted average of the distribution yield percentile ranking and the premium/discount percentile ranking for each eligible fund and assign each eligible fund a composite ranking based on a 20% weighting for the distribution yield percentile ranking and an 80% weighting for the premium/discount percentile ranking.

        Based on the eligible funds’ composite ranking, the index sponsor will select the top 70% ranked eligible funds as index funds. If the top 70% of eligible funds corresponds to more than 75 funds, only the top ranked 75 eligible funds will be selected as index funds. At no time may the index be comprised of fewer than 20 index funds. In the event the index falls below 20 index funds, the index sponsor, in its sole discretion, may choose to modify the index in any manner necessary to maintain liquidity and may or may not choose to discontinue the index.

        Weighting Process

        Each eligible fund selected as an index will be assigned a certain weighting within the index based on its liquidity and distribution rankings on each reconstitution and rebalancing date (i.e. each index fund will account for a certain percentage of the index’s value on a given day). No index fund will account for more than 5% of the total weighting of the index on any reconstitution date. Following each reconstitution and rebalancing of the index, the weighting of any index fund at any time prior to the next reconstitution and rebalancing will fluctuate based on the performance of the index fund and may exceed or be less than 5% of the total weighting of the index.

        Once the index has been constituted as described above, the index sponsor will calculate the weighting of each index fund as follows:

•	First, the index sponsor will calculate the “base weighting” for each index fund, which will equal its (i) six-month median trading volume (as defined below) divided by (ii) the sum of the six-month median trading volumes of all of the index funds, expressed as a percentage. An index fund’s trading volume for a given month will equal the product of (i) the total number of shares traded during the month multiplied by (ii) the month-end share price. The six-month median trading volume for an index fund is the median of the trading volumes for the prior six months.
•	At the same time, the index sponsor will rank all of the index funds by their premium (i.e., the ratio of their share price to their NAV), with those index funds with the highest premiums ranked highest, and will identify the top 15% of the index funds by premium (truncated to the nearest integer). For example, if there are 75 index funds, the top 15% would be the highest ranked 12 index funds.
•	Then, for each of the index funds comprising the top 15% by premium, the index sponsor will calculate the “excess weighting” by taking the difference between (i) the base weighting of the index fund minus (ii) the weighting the index fund would have if each index fund were equally weighted within the index. For example, if there are 75 index funds and each index fund is weighted equally, each index fund would account for 1.3% of the index. The excess weighting of any index fund in the top 15% would be its base weighting minus 1.3%. The sum of all the positive excess weightings will be distributed, on a pro rata basis, among the remaining 85% of the index funds.
•	Last, the index sponsor will identify all the index funds with a current weighting above 5% and reduce their weightings to 5%. The sum of the excess weightings will be distributed among the rest of the index funds on a pro rata basis as often as necessary until all index funds have no higher than a 5% weighting.

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        The weighting assigned to each index fund at the end of this process will determine each index fund’s “fund multiplier”, which will stay constant until the following rebalancing. The fund multiplier will be used to calculate the number of shares of each index fund that the index theoretically holds. The fund multiplier will be determined as of the close on each effective date. Each index fund’s fund multiplier will equal (a) the weight calculated in the weighting process, times (b) the closing level of the index on the effective date minus the accumulated distribution amount divided by (c) the closing fund price on the effective date.

        The closed-end funds currently included in the Claymore CEF Index are all closed-end funds traded on the New York Stock Exchange (“NYSE”) and the American Stock Exchange (“AMEX”). The closed-end funds currently included in the Claymore CEF Index, their current weighting, their market symbols and the exchanges on which they are traded, as of December 5, 2007, are:

Closed-end Fund	Primary Exchange	Symbol	December 5, 2007 Weighting

Cash - Distribution		CEFCASH	1.11%
Aberdeen Asia-Pacific Income Fund Inc	AMEX	FAX	1.66%
Adams Express Company	NYSE	ADX	0.80%
Advent Claymore Convertible Securities and Income Fund	NYSE	AVK	0.47%
AllianceBernstein Global High Income Fund, Inc.	NYSE	AWF	2.11%
AllianceBernstein Income Fund Inc.	NYSE	ACG	2.12%
BlackRock Core Bond Trust	NYSE	BHK	0.42%
BlackRock Corporate High Yield Fund V, Inc.	NYSE	HYV	1.94%
BlackRock Corporate High Yield Fund VI, Inc.	NYSE	HYT	1.24%
BlackRock Corporate High Yield Fund, Inc.	NYSE	COY	0.82%
BlackRock Corporation High Yield Fund III Inc.	NYSE	CYE	0.92%
BlackRock Dividend Achievers Trust	NYSE	BDV	0.50%
BlackRock Enhanced Dividend Achievers Trust	NYSE	BDJ	0.60%
BlackRock Floating Rate Income Strategies Fund, Inc.	NYSE	FRA	1.22%
BlackRock Global Energy and Resources Trust	NYSE	BGR	2.74%
BlackRock Global Floating Rate Income Trust	NYSE	BGT	0.69%
BlackRock Income Opportunity Trust Inc.	NYSE	BNA	0.48%
BlackRock Income Trust Inc.	NYSE	BKT	1.08%
BlackRock Preferred Income Strategies Fund, Inc	NYSE	PSY	0.44%
BlackRock Strategic Dividend Achievers Trust	NYSE	BDT	0.63%
BlackRock World Investment Trust	NYSE	BWC	0.88%
Calamos Strategic Total Return Fund	NYSE	CSQ	0.75%
Clough Global Opportunities Fund	AMEX	GLO	0.75%
Cohen & Steers Premium Income Realty Fund, Inc.	NYSE	RPF	0.92%
Cohen & Steers Quality Income Realty Fund, Inc.	NYSE	RQI	1.03%
Cohen & Steers REIT & Preferred Income Fund, Inc.	NYSE	RNP	0.95%
Cohen & Steers REIT & Utility Income Fund, Inc.	NYSE	RTU	2.94%
Cohen & Steers Select Utility Fund, Inc.	NYSE	UTF	0.91%
Dreman/Claymore Dividend & Income Fund	NYSE	DCS	0.60%
DWS Global Commodities Stock Fund, Inc.	NYSE	GCS	1.62%
DWS RREEF Real Estate Fund II, Inc	AMEX	SRO	0.53%
Eaton Vance Tax-Advantaged Dividend Income Fund	NYSE	EVT	0.92%
Eaton Vance Tax-Advantaged Global Dividend	NYSE	ETG	1.11%
Evergreen Multi-Sector Income Fund	AMEX	ERC	1.04%
First Trust/Four Corners Senior Floating Rate Income Fund II	NYSE	FCT	0.99%
Flaherty & Crumrine / Claymore Preferred Securities Income Fund Inc.	NYSE	FFC	2.31%
Franklin Templeton Limited Duration Income Trust	AMEX	FTF	1.12%
Gabelli Dividend & Income Trust (The)	NYSE	GDV	0.52%
H&Q Healthcare Investors	NYSE	HQH	0.44%
ING Clarion Global Real Estate Income Fund	NYSE	IGR	1.17%
ING Prime Rate Trust	NYSE	PPR	2.14%
John Hancock Bank And Thrift Opportunity Fund	NYSE	BTO	0.54%
John Hancock Preferred Income Fund III	NYSE	HPS	1.01%
John Hancock Tax- Advantaged Dividend Income	NYSE	HTD	0.49%
Liberty All-Star Equity Fund	NYSE	USA	1.21%
LMP Capital and Income Fund Inc.	NYSE	SCD	0.83%
Macquarie Global Infrastructure Total Return Fund Inc.	NYSE	MGU	2.00%
MFS Charter Income Trust	NYSE	MCR	1.56%
MFS Intermediate Income Trust	NYSE	MIN	0.81%
MFS Multimarket Income Trust	NYSE	MMT	0.36%
Morgan Stanley India Investment Fund, Inc.	NYSE	IIF	5.38%
Neuberger Berman Income Opportunity Fund Inc.	AMEX	NOX	0.93%
Neuberger Berman Real Estate Securities Income Fund Inc	AMEX	NRO	0.83%
NFJ Dividend, Interest& Premium Strategy Fund	NYSE	NFJ	4.19%
Nuveen Equity Premium and Growth Fund	NYSE	JPG	0.97%
Nuveen Multi-Strategy Income & Growth Fund	NYSE	JPC	1.22%

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Closed-end Fund	Primary Exchange	Symbol	December 5, 2007 Weighting

Nuveen Multi-Strategy Income and Growth Fund 2	NYSE	JQC	0.45%
Pioneer Floating Rate Trust	NYSE	PHD	0.54%
Pioneer Municipal and Equity Income Trust	NYSE	PBF	1.65%
Putnam Master Intermediate Income Trust	NYSE	PIM	0.46%
Putnam Premier Income Trust	NYSE	PPT	1.50%
SunAmerica Focused Alpha Growth Fund, Inc.	NYSE	FGF	0.65%
Templeton Dragon Fund, Inc.	NYSE	TDF	2.17%
Templeton Emerging Markets Income Fund, Inc.	NYSE	TEI	1.21%
The Central Europe and Russia Fund, Inc.	NYSE	CEE	3.07%
The China Fund, Inc.	NYSE	CHN	2.92%
The India Fund, Inc.1	NYSE	IFN	8.21%
Tri-Continental Corporation	NYSE	TY	1.35%
Western Asset / Claymore Inflation-Linked Opportunities & Income Fund	NYSE	WIW	1.44%
Western Asset / Claymore Inflation-Linked Securities & Income Fund	NYSE	WIA	1.41%
Western Asset Emerging Markets Debt Fund Inc.	NYSE	ESD	1.15%
Western Asset Emerging Markets Income Fund II, Inc.	NYSE	EDF	0.71%
Western Asset Global High Income Fund Inc.	NYSE	EHI	0.69%
Western Asset High Income Fund II Inc	NYSE	HIX	1.40%
Western Asset High Income Opportunity Fund, Inc.	NYSE	HIO	0.62%
Western Asset Managed High Income Portfolio Inc.	NYSE	MHY	0.46%

        Maintenance of the Index

        An index fund will not be removed from the index between reconstitution notification dates if the fund’s share price falls below $5.00, market capitalization falls below $250 million or monthly trading volume falls below one million shares for any given month.

        Any change in the index sponsor will not affect the composition of the index. The methodology for selecting and assigning weightings to the index funds and for calculating the daily index value will remain the same.

        Any change in the sponsorship of an index fund will not affect the composition of the index or the membership of that fund in the index between rebalancing periods.

        If an index fund terminates (e.g. if an index fund converts into an open-end fund), the index fund will be removed from the index after market close of the effective date of the termination, as determined by the index calculation agent, and, concurrently, the corresponding weighting will be allocated to the remaining index components on a pro rata basis.

        If an index fund is delisted, voluntarily or otherwise, from the primary securities exchange on which its shares trade, the index fund will be removed from the index after the market close of the effective date of delisting, as determined by the index calculation agent, and concurrently, the corresponding weighting will be allocated to the remaining index components on a pro rata basis. A change in an index fund’s primary exchange (e.g. if a fund delists from the American Stock Exchange and simultaneously lists on the New York Stock Exchange) will have no effect on the index fund’s inclusion or weighting in the index.

        In the event of a merger between two index funds in the index, the surviving fund will assume the aggregate weighting of both index funds up to a maximum weighting of 5% as of the effective date of the merger. Any excess weighting above 5% will be redistributed among the other index components on a pro rata basis.

Additional Information about the Index

        The index level is available on Bloomberg page CLMRCEF (Index). Additional information about the index will be available on the following website: www.claymore.com. We are not incorporating by reference the website or any information included therein into this prospectus supplement.

Hypothetical Historical Closing Levels of the Index

        The table set forth below illustrates how the index would have performed since March 5, 2002.

        The index has been calculated since December 5, 2007, which we call the “index launch date”. Accordingly, while the hypothetical performance table set forth below is based on the selection criteria and methodology described herein, the index was not actually calculated or published prior to the index launch date. The value of the index has been normalized such that its hypothetical level on March 5, 2002 was 100.

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        The hypothetical historical performance reflected in the table set forth below is based on the index criteria identified above and on actual price movements in the relevant markets on the relevant date. We can not assure you, however, that this performance will be replicated in the future or that the hypothetical closing levels of the index will serve as a reliable indicator of its future performance.

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Hypothetical Historical High, Low and Final Closing Levels of the Index

	High	Low	Close
2005
Quarter ended March 31	117.59	117.59	110.57
Quarter ended June 30	115.37	107.36	115.37
Quarter ended September 30	117.41	113.68	115.07
Quarter ended December 31	115.07	107.44	112.03
2006
Quarter ended March 31	117.69	109.40	117.06
Quarter ended June 30	118.62	112.27	118.57
Quarter ended September 30	122.36	113.47	122.36
Quarter ended December 31	129.85	120.27	129.85
2007
Quarter ended March 31	130.85	123.19	129.86
Quarter ended June 30	133.58	128.01	130.56
Quarter ended September 30	130.89	112.53	129.59
Quarter ending December 31 (through December 5, 2007)	117.59	117.59	110.57
(Closing level on December 5, 2007)			128.38

Risks Associated with Closed-End Funds

        Investments in closed-end funds involve certain risks. Because your notes will be linked to the performance of an index that tracks closed-end funds and has no filter that diversifies the types of funds to which you have exposure, you should carefully consider the following risks associated with investments in closed-end funds generally as well as sector concentration and strategic risks associated with investing in funds with specialized investment strategies.

Market Risk

        The prices of shares of closed-end funds, are sensitive to general movements in the stock market. A drop in the stock market may depress the prices of shares of closed-end fund. Share prices, like other investments, may move up or down, sometimes rapidly and unpredictably. In addition, market prices of the shares of closed-end funds may be affected by investors’ perceptions regarding closed-end funds generally or their underlying investments.

Risk of Market Price Discount from Net Asset Value

        Shares of closed-end funds frequently trade at a discount from their net asset value. This characteristic is a risk separate and distinct from the risk that net asset value could decrease as a result of investment activities. The amount of such discount from net asset value is subject to change from time to time in response to various factors. Whether investors in closed-end funds will realize gains or losses upon the sale of shares will depend not upon the closed-end funds net asset values, but entirely upon whether the market price of the shares at the time of sale is above or below an investor’s purchase price for the shares.

        The risk of market price discount may be greater for investors expecting to sell shares in closed-end funds in a relatively short period following purchase in an offering. The shares’ net asset value will be reduced immediately following an offering by the sales load and the amount of organizational and offering expenses paid by the closed-end fund. Because the market price of the shares will be determined by factors such as relative supply of and demand for shares in the market, general market and economic conditions, and other factors beyond the control of closed-end funds generally, it can not be predicted whether the shares of closed-end funds will trade at, above or below net asset value, or at, below or above their initial offering price.

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Manager Risk

        The success of the strategy of any closed-end fund is subject to the ability of the fund manager to achieve the closed-end fund’s investment objective.

Dividend Risk

        Shares of closed-end funds do not assure dividend payments. Dividends are paid only when declared by the boards of directors of closed-end funds, and the level of dividends may vary over time. If a closed-end fund reduces or eliminates the level of its regular dividends, this may cause the market price of the closed-end fund’s share to fall.

Inflation Risk

        Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. As inflation increases, the real value of the shares of closed-end funds and distributions can decline.

Non-Diversification Risk

        Certain closed-end funds may be classified as “non-diversified” under the Investment Company Act of 1940. A non-diversified fund has the ability to invest more of its assets in securities of a single issuer than if it were classified as a “diversified” fund, which may increase volatility. If the closed-end fund’s investment in an issuer represents a relatively significant percentage of the closed-end fund’s portfolio, the value of the portfolio will be more impacted by a loss on that investment than if the portfolio were more diversified.

Risk of Anti-Takeover Provisions

        Closed-end funds also may have provisions in their organizational documents that could have the effect of limiting the ability of other entities or persons to acquire control of the closed-end fund or to modify its structure. The provisions may have the effect of depriving investors of an opportunity to sell shares of such closed-end funds at a premium over prevailing market prices and may have the effect of inhibiting conversion of such closed-end fund to an open-end fund.

Portfolio Turnover Risk

        A closed-end fund may engage in portfolio trading when considered appropriate. There are generally no limits on the rate of portfolio turnover. Higher turnover rates result in correspondingly greater brokerage commissions and other transactional expenses which are borne by the applicable closed-end fund, directly or through its investment in its underlying assets. Higher turnover rates also may be more likely to generate capital gains that must be distributed to holders, either as a result of a closed-end fund’s receipt of capital gains from transactions or from other investments.

Market Disruption Risk

        The aftermath of the war in Iraq and the continuing occupation of Iraq, instability in the Middle East and terrorist attacks in the United States and around the world have resulted in recent market volatility and may have long-term effects on worldwide financial markets and may cause further economic uncertainties in the United States and worldwide. It is not known how long the securities markets will be affected by these events and can not predict the effects these or similar events in the future may have on securities markets.

Strategic Risk

        The following outlines the key risks of strategies pursued by certain closed-end funds.

Interest Rate Risk

        Interest rate risk is the risk that the value of fixed income securities will fall if interest rates increase. These securities typically fall in value when interest rates rise and rise in value when interest rates fall. Fixed income securities with longer periods before maturity are often more sensitive to interest rate changes. If a closed-end fund is leveraged (i.e., borrows for investment purposes) it may be expected to have greater interest rate sensitivity.

Credit Risk; High Yield Securities

        Credit risk is the risk that a borrower is unable to meet its obligation to pay principal or interest on a fixed income security. To the extent that a closed-end fund invests in companies with lower-than-average credit quality, the closed-end fund can be expected to experience a higher rate

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of defaults within its portfolio than if it invested in higher quality securities. Securities rated at the time of purchase BB or Ba and below by credit rating agencies such as S&P or Moody’s (or the unrated equivalent as determined by the investment manager) are considered “high yield” securities, sometimes known as “junk” bonds. High yield, lower quality securities are considered speculative and, compared to certain lower yielding, higher quality securities, tend to have more volatile prices and increased price sensitivity to changing interest rates and to adverse economic and business developments, greater risk of loss due to default or declining credit quality, greater likelihood that adverse economic or company specific events will make the issuer unable to make interest and/or principal payments, and greater susceptibility to negative market sentiments leading to depressed prices and decrease in liquidity.

        The companies that issue these securities often are highly leveraged, and their ability to service their debt obligations during an economic downturn or periods of rising interest rates may be impaired. In addition, these companies may not have access to more traditional methods of financing and may be unable to repay debt at maturity by refinancing. The risk of loss due to default in payment of interest or principal by these issuers is significantly greater than with higher quality securities because medium and lower quality securities generally are unsecured and subordinated to senior debt.

        Default, or the market’s perception that a high yield issuer is likely to default, could reduce the value and liquidity of the issuer’s securities. In addition, default may cause a closed-end fund to incur expenses in seeking recovery of principal or interest on its portfolio holdings.

Leverage Risk

        Closed-end funds may employ the use of leverage in their portfolios through the issuance of preferred stock, borrowing from banks or other methods. While this leverage often serves to increase yield, it also subjects a closed-end fund to increased risks. These risks may include the likelihood of increased volatility and the possibility that a closed-end funds’ common stock income will fall if the dividend rate on the preferred shares or the interest rate on any borrowings rises. The use of leverage is premised upon the expectation that the cost of leverage will be lower than the return on the investments made with the proceeds. However, if the income or capital appreciation from the securities purchased with such proceeds is not sufficient to cover the cost of leverage or if the closed-end funds incur capital losses, the return to common stockholders, will be less than if leverage had not been used. There can be no assurance that a leveraging strategy will be successful during any period in which it is employed.

Senior Loans Risk

        The risks associated with senior loans are similar to the risks of junk bonds, although senior loans are typically senior and secured, whereas junk bonds are often subordinated and unsecured. Investments in senior loans are typically below investment grade and are considered speculative because of the credit risk of their issuers. Such companies are more likely to default on their payments of interest and principal owed, and such defaults could reduce a closed-end fund’s net asset value and income distributions. An economic downturn generally leads to a higher non-payment rate, and a senior loan may lose significant value before a default occurs. There is no assurance that the liquidation of the collateral would satisfy the claims of the borrower’s obligations in the event of the nonpayment of scheduled interest or principal, or that the collateral could be readily liquidated.

        Economic and other events (whether real or perceived) can reduce the demand for certain senior loans or senior loans generally, which may reduce market prices. Senior loans and other debt securities are also subject to the risk of price declines and to increases in prevailing interest rates, although floating-rate debt instruments such as senior loans in which certain closed-end funds may be expected to invest are substantially less exposed to this risk than fixed-rate debt instruments. No active trading market may exist for certain senior loans, which may impair the ability of closed-end funds to realize full value in the event of the need to liquidate such assets. Adverse market conditions may impair the liquidity of some actively traded senior loans. Senior loans typically have a stated term of between five and nine years, and have rates of interest which typically are redetermined either daily, monthly, quarterly, or semi-annually. Longer interest rate reset periods generally increase fluctuations in value as a result of changes in market interest rates.

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Convertible Securities Risk

        Convertible securities are bonds, debentures, notes, preferred securities or other securities that may be converted or exchanged (by the holder or the issuer) into shares of the underlying common stock (or cash or securities of equivalent value), either at a stated price or stated rate. Convertible securities have characteristics similar to both fixed income and equity securities. Convertible securities generally are subordinated to other similar but non-convertible securities of the same issuer, although convertible bonds, as corporate debt obligations, enjoy seniority in right of payment to all equity securities, and convertible preferred stock is senior to common stock, of the same issuer. Because of the subordination feature, however, convertible securities typically are considered to be lower quality than similar non-convertible securities.

        Although to a lesser extent than with fixed-income securities, the market value of convertible securities tends to decline as interest rates increase and, conversely, tends to increase as interest rates decline. In addition, because of the conversion feature, the market value of convertible securities tends to vary with fluctuations in the market value of the underlying common stock. A unique feature of convertible securities is that as the market price of the underlying common stock declines, convertible securities tend to trade increasingly on a yield basis, and so may not experience market value declines to the same extent as the underlying common stock. When the market price of the underlying common stock increases, the prices of the convertible securities tend to rise as a reflection of the value of the underlying common stock.

        Convertible securities provide for a stable stream of income with generally higher yields than common stocks, but there can be no assurance of current income, because the issuers of the convertible securities may default on their obligations. A convertible security, in addition to providing fixed income, offers the potential for capital appreciation through the conversion feature, which enables the holder to benefit from increases in the market price of the underlying common stock. There can be no assurance of capital appreciation, however, because securities prices fluctuate. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality because of the potential for capital appreciation.

Preferred Securities Risk

        Traditional preferred securities pay fixed or adjustable rate dividends to investors, and have a “preference” over common stock in the payment of dividends and the liquidation of a company’s assets. However, in order to be payable, distributions on preferred securities must be declared by the issuer’s board of directors, and there is no assurance that dividends or distributions on the preferred securities in which a closed-end fund may invest will be declared or otherwise made payable. Preferred stockholders usually have no right to vote for corporate directors or on other matters. Because the claim on an issuer’s earnings represented by preferred securities may become onerous when interest rates fall below the rate payable on such securities, the issuer may redeem the securities, and the closed-end fund may be unable to acquire securities paying comparable rates with the redemption proceeds. Preferred securities fluctuate in value, often based on factors unrelated to the value of the issuer of the securities, and such fluctuations can be pronounced.

        Hybrid-preferred securities are generally in the form of interest-bearing notes with preferred securities characteristics, or are issued by an affiliated business trust of a corporation, generally in the form of beneficial interests in subordinated debentures or similarly structured securities. The hybrid-preferred securities market consists of both fixed and adjustable coupon rate securities that are either perpetual in nature or have stated maturity dates. Hybrid-preferred securities are typically junior and fully subordinated liabilities of an issuer or the beneficiary of a guarantee that is junior and fully subordinated to the other liabilities of the guarantor. In addition, hybrid-preferred securities typically permit an issuer to defer the payment of income for 18 months or more without triggering an event of default. Hybrid-preferred securities have many of the key characteristics of equity due to their subordinated position in an issuer’s capital structure and because their quality and value are heavily dependent on the profitability of the issuer rather than on any legal claims to specific assets or cash flows. Many hybrid-preferred securities are issued by trusts or other special purpose entities established by operating companies and are not a direct

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obligation of an operating company. At the time the trust or special purpose entity sells such preferred securities to investors, it purchases debt of the operating company. The trust or special purpose entity in turn would be a holder of the operating company’s debt and would have priority with respect to the operating company’s earnings and profits over the operating company’s common stockholders, but would typically be subordinated to other classes of the operating company’s debt. Typically a preferred share has a rating that is slightly below that of its corresponding operating company’s senior debt securities.

Mortgage-Related and Asset-Backed Securities Risk

        The risks associated with mortgage-related securities include: (1) credit risk associated with the performance of the underlying mortgage properties and of the borrowers owning these properties; (2) adverse changes in economic conditions and circumstances, which are more likely to have an adverse impact on mortgage-related securities secured by loans on certain types of commercial properties than on those secured by loans on residential properties; (3) prepayment risk, which can lead to significant fluctuations in value of the mortgage-related security; (4) loss of all or part of the premium, if any, paid; and (5) decline in the market value of the security, whether resulting from changes in interest rates or prepayments on the underlying mortgage collateral.

        Asset-backed securities involve certain risks in addition to those presented by mortgage-related securities:

        (1) primarily, these securities do not have the benefit of the same security interest in the underlying collateral as mortgage-related securities and are more dependent on the borrower’s ability to pay; (2) credit card receivables are generally unsecured, and the debtors are entitled to the protection of a number of state and federal consumer credit laws, many of which give debtors the right to set off certain amounts owed on the credit cards, thereby reducing the balance due; and (3) most issuers of automobile receivables permit the servicers to retain possession of the underlying obligations. If these obligations are sold to another party, there is a risk that the purchaser would acquire an interest superior to that of the holders of the related automobile receivables. In addition, because of the large number of vehicles involved in a typical issuance and technical requirements under state laws, the trustee for the holders of the automobile receivables may not have an effective security interest in all of the obligations backing such receivables. There is a possibility that recoveries on repossessed collateral may not, in some cases, be able to support payments on these securities.

Master Limited Partnerships Risk

        Certain closed-end funds may invest in MLPs. An MLP generally has two classes of partners, the general partner and the limited partners. The general partner normally controls the MLP through an equity interest plus units that are subordinated to the common (publicly traded) units for an initial period and then only converting to common units if certain financial tests are met. As a motivation for the general partner to successfully manage the MLP and increase cash flows, the terms of most MLPs typically provide that the general partner receives a larger portion of the net income as distributions reach higher target levels, giving the general partner an incentive to streamline operations and undertake acquisitions and growth projects in order to increase distributions to all partners. MLP common units represent an equity ownership interest in a partnership, providing limited voting rights and entitling the holder to a share of the company’s success through distributions and/or capital appreciation. Unlike stockholders of a corporation, common unit holders do not elect directors annually and generally have the right to vote only on certain significant events, such as mergers, a sale of substantially all of the partnership assets, removal of the general partner or material amendments to the partnership agreement. Common unit holders generally have first right to a minimum quarterly distribution prior to distributions to the convertible subordinated unit holders or the general partner (including incentive distributions) and typically have arrearage rights if the minimum quarterly distribution is not met. In the event of liquidation, MLP common unit holders have first right to the partnership’s remaining assets after bondholders, other debt holders, and preferred unit holders have been paid in full.

        MLP common units trade on a national securities exchange or over-the-counter. MLP common units and other equity securities can be affected by macroeconomic and other factors affecting the stock market in general,

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expectations of interest rates, investor sentiment towards MLPs or the MLPs business sector, changes in a particular issuer’s financial condition, or unfavorable or unanticipated poor performance of a particular issuer (in the case of MLPs, generally measured in terms of distributable cash flow). Similar to other equity securities, prices of common units of individual MLPs and other equity securities can also be affected by fundamentals unique to the partnership or company, including earnings power and coverage ratios.

Call Risk

        Call risk is the risk that the issuer of a bond exercises rights it may have to redeem (or “call”) the bond, in whole or in part, prior to the stated maturity date. Bonds may be subject to greater call risk when interest rates are declining. In a declining interest rate environment, closed-end funds will likely receive a lower interest rate upon the reinvestment of proceeds.

Equity Securities Risk

        Common stock holds the lowest priority in the capital structure of a company, and therefore takes the largest share of the company’s risk and its accompanying volatility. An adverse event, such as an unfavorable earnings report, may depress the value of a particular common stock. Also, prices of common stocks are sensitive to general market movements.

Dividend Risk

        Dividend payment risk is the risk that an issuer of a security is unwilling or unable to pay income on a security. Common stocks do not assure dividend payments. Common stockholders have a right to receive dividends only after the company has provided for payment of its creditors, bondholders and preferred stockholders. Dividends are paid only when declared by an issuer’s board of directors, and the amount of any dividend may vary over time.

Sector Concentration Risk

        Some closed-end funds invest substantially, or even exclusively, in one sector or industry group and therefore carry risk of the particular sector or industry group. To the extent a closed-end fund focuses its investments in a specific sector, such as real estate, energy or utilities, the closed-end fund will be susceptible to adverse conditions and economic or regulatory occurrences affecting the sector or industry group, which tends to increase volatility and result in higher risk.

•	Real Estate. Real property investments, including investments in REITs, are subject to varying degrees of risk. Property values may fall due to increasing vacancies or declining rents resulting from economic, legal, cultural or technological developments. The price of real estate company shares also may drop because of the failure of borrowers to pay their loans and poor management. Many real estate companies utilize leverage, which increases investment risk and could adversely affect a company’s operations and market value in periods of rising interest rates, as well as risks normally associated with debt financing. The yields available from investments in real estate depend on the amount of income and capital appreciation generated by the related properties. Income and real estate values also may be adversely affected by such factors as applicable laws, interest rate levels and the availability of financing. If the properties do not generate sufficient income to meet operating expenses, including, where applicable, debt service, ground lease payments, tenant improvements, third-party leasing commissions and other capital expenditures, the income and ability of the real estate company to make payments of any interest and principal on its debt securities will be adversely affected. In addition, real property may be subject to the quality of credit extended to and defaults by borrowers and tenants. The performance of the economy in the country and region in which real estate is located affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from such properties and their underlying values. The financial results of major local employers also may have an impact on the cash flow

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and value of certain properties. In addition, real estate investments are relatively illiquid and, therefore, the ability of real estate companies to vary their portfolios promptly in response to changes in economic or other conditions is limited. A real estate company also may have joint venture investments in certain of its properties and, consequently, its ability to control decisions relating to these properties may be limited.
•	Energy. The energy industry can be significantly affected by the supply of and demand for specific products and services, the supply and demand for oil and gas, the price of oil and gas, exploration and production spending, government regulation, world events and economic conditions. The natural resources industry can be significantly affected by events relating to international political developments, energy conservation, the success of exploration projects, commodity prices, and tax and government regulations. At times, the performance of securities of companies in the energy and natural resources industry will lag the performance of other industries or the broader market as a whole. Other risks inherent in investing in the energy and natural resources industry include those associated with: (1) the volatility of commodity prices; (2) a decrease in the production of natural gas, natural gas liquids, crude oil, coal or other energy commodities or a decrease in the volume of such commodities available for transportation, mining, processing, storage or distribution; (3) a decline in demand for such commodities; (4) the inability to cost-effectively acquire additional reserves sufficient to replace depletion in resources used by energy and natural resources companies; and (5) stricter laws, regulations or enforcement policies, which would likely increase compliance costs.
•	Utilities. Issuers in the utility industry are subject to a variety of factors that may adversely affect their business or operations, including: (1) high interest costs in connection with capital construction and improvement programs;
(2) difficulty in raising capital in adequate amounts on reasonable terms in periods of high inflation and unsettled capital markets; (3) governmental regulation of rates charged to customers; (4) costs associated with compliance with and changes in environmental and other regulations; (5) effects of economic slowdowns and surplus capacity; (6) increased competition from other providers of utility services; (7) inexperience with and potential losses resulting from a developing deregulatory environment; (8) costs associated with the reduced availability of certain types of fuel, occasionally reduced availability and high costs of natural gas for resale, and the effects of energy conservation policies; (9) effects of a national energy policy and lengthy delays and greatly increased costs and other problems associated with the design, construction, licensing, regulation and operation of nuclear facilities for electric generation, including, among other considerations, the problems associated with the use of radioactive materials and the disposal of radioactive wastes; (10) technological innovations that may render existing plants, equipment or products obsolete; and (11) potential impact of terrorist activities on the utility industry and its customers and the impact of natural or man-made disasters. Issuers in the utility industry may be subject to regulation by various governmental authorities and may be affected by the imposition of special tariffs and changes in tax laws, regulatory policies and accounting standards. In addition, there are substantial differences between the regulatory practices and policies of various jurisdictions, and any given

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regulatory agency may make major shifts in policy from time to time. There is no assurance that regulatory authorities will, in the future, grant rate increases or that such increases will be adequate to permit the payment of dividends on preferred or common stocks. Prolonged changes in climatic conditions can also have a significant impact on both the revenues of an electric or gas utility as well as its expenses.

        This description of risks associated with certain sectors does not include all sectors in which closed-end funds may invest or focus, and there is no assurance that any index fund will invest or focus in these sectors.

Covered Call Writing Risk

        Some closed-end funds engage in a strategy known as “covered call option writing,” which is designed to produce income from option premiums and offset a portion of a market decline in the underlying security. The writer (seller) of a covered call option forgoes, during the option’s life, the opportunity to profit from increases in the market value of the security covering the call option above the sum of the premium and the strike price of the call, but has retained the risk of loss should the price of the underlying security decline. The writer of an option has no control over the time when it may be required to fulfill its obligation as a writer of the option. Once an option writer has received an exercise notice, it can not effect a closing purchase transaction in order to terminate its obligation under the option and must deliver the underlying security at the exercise price.

Foreign Issuer Risk

        Some of the securities held by certain closed-end funds may be issued by foreign issuers. These such funds carry more risks than if they only invested in securities of domestic issuers. Risks of foreign issuers include restrictions on foreign investment and inadequate financial information. Foreign securities may also be affected by market and political factors specific to the issuer’s country as well as fluctuations in foreign currency exchange rates. The value of non-U.S. dollar denominated securities will decline if the foreign currencies weaken. Risks associated with investing in foreign securities may be more pronounced in emerging markets where the securities markets are substantially smaller, less developed, less liquid, less regulated, and more volatile than the securities markets of the United States and developed foreign markets. Investments in debt securities of foreign governments present special risks, including the fact that issuers may be unable or unwilling to repay principal and/or interest when due in accordance with the terms of such debt, or may be unable to make such repayments when due in the currency required under the terms of the debt. Political, economic and social events also may have a greater impact on the price of debt securities issued by foreign governments than on the price of U.S. securities. In addition, brokerage and other transaction costs on foreign securities exchanges are often higher than in the United States and there is generally less government supervision and regulation of exchanges, brokers and issuers in foreign countries.

REITs Risk

        A REIT is a corporation, or a business trust that would otherwise be taxed as a corporation, which meets the definitional requirements of the Internal Revenue Code of 1986, as amended (the “Code”), and invests substantially all of its assets in interests in real estate (including mortgages and other REITs) or cash and government securities, derives most of its income from certain prescribed sources relating to real estate (including rents from real property and interest on loans secured by mortgages on real property), and distributes to stockholders annually a substantial portion of its otherwise taxable income.

        REITs are characterized as equity REITs, mortgage REITs and hybrid REITs. Equity REITs, which may include operating or finance companies, own real estate directly, and the value of, and income earned by, the REITs depends upon the income of the underlying properties and the rental income they earn. An equity REIT may be affected by changes in the value of the underlying properties owned by the REIT. Mortgage REITs can make construction, development or long-term mortgage loans and are sensitive to the credit quality of the borrower. Hybrid REITs combine the characteristics of both equity and mortgage REITs, generally by holding both ownership interests and mortgage interests in real estate.

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        Investing in REITs involves certain unique risks in addition to those risks associated with investing in the real estate industry in general. They are subject to heavy cash flow dependency, defaults by borrowers or tenants, self-liquidation and the possibility of failing to qualify for tax-free status under the Code or to maintain exemption from the 1940 Act. REITs are dependent upon the skills of their managers and are not diversified. REITs whose underlying assets are concentrated in properties used by a particular industry, such as health care, are also subject to risks associated with such industry. REITs (especially mortgage REITs) are also subject to interest rate risks. REITs may have limited financial resources, may trade less frequently and in a limited volume and may be subject to more abrupt or erratic price movements than larger company securities.

Municipal Bond Risk

        Municipal bonds are debt obligations issued by states or by political subdivisions or authorities of states. Municipal bonds are typically designated as general obligation bonds, which are general obligations of a governmental entity that are backed by the taxing power of such entity, or revenue bonds, which are payable from the income of a specific project or authority and are not supported by the issuer’s power to levy taxes. Municipal bonds are long-term fixed rate debt obligations that generally decline in value with increases in interest rates, when an issuer’s financial condition worsens or when the rating on a bond is decreased. Many municipal bonds may be called or redeemed prior to their stated maturity. Lower-quality revenue bonds and other credit-sensitive municipal securities carry higher risks of default than general obligation bonds.

        Many municipal bonds are subject to continuing requirements as to the actual use of the bond proceeds or manner of operation of the project financed from bond proceeds that may affect the exemption of interest on such bonds from U.S. Federal income taxation. The market for municipal bonds is generally less liquid than for other securities, and therefore the price of municipal bonds may be more volatile and subject to greater price fluctuations than securities with greater liquidity. In addition, an issuer’s ability to make income distributions generally depends on several factors including the financial condition of the issuer and general economic conditions.

Derivatives and Structured Instruments Risk

        Certain closed-end funds may invest in, or enter into, derivatives such as forward contacts, options, futures contracts, options on futures contracts and swap agreements. Derivatives may be purchased on established exchanges or through privately negotiated transactions referred to as over-the-counter (“OTC”) derivatives. Exchange-traded derivatives generally are guaranteed by the clearing agency which is the issuer or counterparty to such derivatives. Each party to an OTC derivative bears the risk that the counterparty will default. OTC derivatives are less liquid than exchange-traded derivatives since the other party to the transaction may be the only investor with sufficient understanding of the derivative to be interested in bidding for it.

        Derivatives can be volatile and involve various types and degrees of risk, depending upon the characteristics of the particular derivative. Derivatives may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in derivatives could have a large potential impact on a closed-end fund’s performance. The market for many derivatives is, or suddenly can become, illiquid. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives. Successful use of derivatives also is subject to the ability of the closed-end fund’s manager to predict correctly movements in the direction of the relevant market and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the derivatives.

        Structured notes and other related instruments carry risks similar to those of more traditional derivatives such as futures, forward and option contracts. Structured notes are privately negotiated debt obligations where the principal and/or interest is determined by reference to the performance of a benchmark asset, market, interest rate or other financial indicator (an “embedded index”) or the relevant changes in two or more embedded indices, such as the differential performance of two assets or markets, such as indices reflecting bonds. The value of structured instruments may move in the same or the opposite direction as the value of the embedded index. The rate of return on structured notes may be determined by applying a multiplier to the performance or differential performance of

S-48

the referenced index(es) or other asset(s) so that the instrument may be more or less volatile than the embedded index, depending on the multiplier. Application of a multiplier involves leverage that will serve to magnify the potential for gain and the risk of loss. Consequently, structured instruments may entail a greater degree of market risk and volatility than other types of debt obligations.

        Closed-end funds may invest in other types of derivatives, structured and similar instruments which are not currently available but which may be developed in the future.

Liquidity Risk

        Liquidity risk is the risk that the value of a security will fall if trading in the security is limited or absent. No one can guarantee that a liquid trading market will exist for any security. Closed-end funds may invest in restricted securities and other investments that may be illiquid. Illiquid securities are securities that are not readily marketable and may include some restricted securities, which are securities that may be unregistered or may be sold only in a privately negotiated transaction or pursuant to an exemption from registration. Illiquid investments involve the risk that the securities will not be able to be sold at the time desired by the closed-end fund or at prices approximating the value at which the closed-end fund is carrying the securities on its books.

        There is limited trading in the shares of closed-end funds that occurs on a regular basis. This may make it more difficult to purchase or sell a large number of a closed-end fund’s shares at any one time.

License

        We and our affiliates have a non-exclusive license from Claymore Securities, Inc. to use the Claymore CEF Index in connection with the offered notes.

        The notes are not sponsored, endorsed, sold or promoted by Claymore Securities, Inc. Claymore makes no representation or warranty, express or implied, regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Claymore CEF Index to track general market performance. Claymore’s only relationship to us is the marketing of the notes and licensing of the index which is determined, composed and maintained by Claymore without regard to us or the notes. Claymore has no obligation to take the needs of us or the holders of the notes into consideration in determining, composing or maintaining the index. Claymore shall not be liable to any person for any error in the index nor shall it be under any obligation to advise any person of any error therein. Certain Claymore CEF Index constituents may be closed-end funds advised by Claymore Advisors, LLC, an affiliate of Claymore Securities, Inc. Claymore Advisors, LLC receives an advisory fee from such closed-end funds as investment adviser. Claymore Securities, Inc. may act as a servicing agent for certain closed-end funds included in the Claymore CEF Index and receives fees for this activity.

        CLAYMORE DOES NOT GUARANTEE THE ACCURACY OR UNINTERRUPTED CALCULATION OF THE CLAYMORE CEF INDEX OR ANY DATA INCLUDED THEREIN. CLAYMORE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE CLAYMORE CEF INDEX OR ANY DATA INCLUDED THEREIN. CLAYMORE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE CLAYMORE CEF INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL CLAYMORE HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

        The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

        The following section is the opinion of Sullivan & Cromwell LLP, counsel to GS Finance Corp. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

        This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a tax-exempt organization;
•	a regulated investment company;
•	a common trust fund;
•	a person that owns notes as a hedge or that is hedged against interest rate or currency risks;
•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;
•	or a United States holder whose functional currency for tax purposes is not the U.S. dollar.

        The discussion below regarding the application of Section 1260 to the notes is based upon our understanding that all of the underlying CEFs of the index at the time of the issuance of the notes are regulated investment companies (“RICs”) for United States federal income tax purposes and the assumption that all of the underlying CEFs of the index will continue to be RICs during the entire term of the notes.

        Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

        This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to United States federal income tax regardless of its source;
•	or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax characterization of the notes

        You will be obligated pursuant to the terms of the notes - in the absence of an administrative determination or judicial ruling to the contrary - to characterize each note for all tax purposes as an income-bearing prepaid forward contract. Except as otherwise noted below, the discussion herein assumes that the note will be so treated.

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        The terms of your notes also require that you include the coupon payments on the notes in ordinary income in accordance with your regular method of accounting. You will be required to treat the coupon payments in such a manner despite the fact that (i) a portion of the coupon payments will be attributable to dividend payments on the underlying CEFs that comprise the index that will constitute “qualified dividend income” or long-term capital gain dividends that are subject to tax at the tax rates applicable to long-term capital gains and (ii) as discussed below under “Alternative Treatments”, there may be other possible treatments of the coupon payments that would be more advantageous to holders of notes.

        It is not clear, however, whether and to what extent each coupon should be treated as accruing over each interest payment period. Accordingly, accrual basis taxpayers should consult with their tax advisors as to how they should accrue the coupon over each accrual period.

        Subject to the discussion of Section 1260 and accrued interest below, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your note in an amount equal to the difference, if any, between the amount you receive at such time and your tax basis in the notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. Any such capital gain or loss should be long-term capital gain or loss if you hold your notes for more than one year.

        In the case of a sale or redemption of your note prior to maturity, it is possible that you will be required to include in ordinary income the portion of the coupon that has accrued at the time of the sale or redemption. However, as discussed above, it is not clear whether and to what extent each coupon should be treated as accruing over each interest payment period. It is therefore uncertain whether and to what extent the portion of any gain that you recognize upon the sale or redemption of your note prior to maturity should be treated as ordinary income.

        Although the matter is not free from doubt, it is likely that the purchase and ownership of the notes should be treated as a “constructive ownership transaction,” which would be subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code, and the discussion below assumes that your notes will be subject to such rules. However, as discussed below, the application of such rules to your notes may under certain circumstances not have any effect on the timing or character of the income from your notes.

        Under Section 1260, any long-term capital gain that you realize upon the sale, redemption or maturity of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual shares of the CEFs in the index on the date that you purchased your notes and sold the CEF shares on the date of the sale or maturity of the notes, or if earlier, on the date that the amount of the CEF shares in the index is reduced (the “Excess Gain Amount”). For purposes of determining the Excess Gain Amount, it is presumed that a noteholder would not have recognized any long-term capital gain if it had directly held the shares of the CEFs that comprise the index (and that thus the Excess Gain Amount should be equal to all of the long-term capital gain that is recognized upon a disposition of the note), unless the noteholder can demonstrate by clear and convincing evidence that such amount should exceed zero.

        In the case of an initial purchaser of notes that holds the notes until maturity, the Excess Gain Amount should generally equal zero (assuming that none of the CEFs pay consent dividends) because (i) the index will only be rebalanced each 367 days so that any gain that would be recognized by a direct holder of the components of the index upon the rebalancing of the index would in any case be long-term capital gain and (ii) the value of the index at maturity will only reflect the prices for the shares of the CEFs that comprise the index and will not reflect the value of any of the dividends that are paid in respect of such shares.

        The Excess Gain Amount, however, may exceed zero in the following two cases. First, if a holder sells or redeems its note in between interest payment dates (the “stub period”), then the value of the index will generally reflect dividends that were paid on the shares of the CEFs that comprise the index but that have not yet been distributed to holders of the notes. As

S-51

discussed above, it is not clear whether and to what extent each coupon should be treated as accruing over each interest payment period, and it is therefore uncertain whether and to what extent the portion of any gain that you recognize upon the sale or redemption of your note prior to maturity should be treated as ordinary income. It is therefore possible that you could recognize long-term capital gain in respect of the stub period that is attributable to dividend payments that have previously been made on the CEFs that were not treated as capital gain dividends (the “Excess Stub Period Capital Gain”), thereby creating Excess Gain Amount in respect of your notes to which the Section 1260 rules described above would apply. However, it is also possible that even in such a case there will not be any Excess Gain Amount in respect of your notes to the extent that the Excess Stub Period Capital Gain is offset by the long-term capital gain dividends that were paid on the CEFs that comprise the index during the term of your notes that were treated as ordinary income when paid as coupons in respect of your notes (the “Long-Term Capital Gains Offset”). The amount of the Long-Term Capital Gains Offset that is available to offset the Excess Stub Period Capital Gain will generally be greater the longer the period that a noteholder holds the notes.

        Second, in the case of a purchaser of notes who purchases or sells between interest payment dates, the first or last rebalancing of the index during the purchaser’s holding period will likely occur within a year of the holder’s purchase or sale of the notes. Accordingly, if such a purchaser had instead purchased the CEFs that comprise the index, it may have recognized short-term capital gain upon the rebalancing of the index. By contrast, absent the application of Section 1260 to the notes, it would not recognize any short-term capital gain upon the sale, redemption or maturity of the notes as long as it holds the notes for more than one year. In such a case, the Excess Gain Amount that would be recognized upon the sale, redemption or maturity of the notes may exceed zero, in which case the Section 1260 rules described above would apply to such amount. GS Finance Corp. believes, however, that based on models that it prepared regarding the hypothetical historical performance of the index, that the potential Excess Gain Amount that could be realized by secondary purchasers as described in this paragraph is unlikely to be material. Furthermore it is possible that the Excess Gain Amount that is attributable to the rebalancing of the index will, as described above, be offset by the Long-Term Capital Gains Offset.

        Because the application of the Section 1260 constructive ownership rules to the notes is unclear, you are strongly urged to consult your tax adviser with respect to the possible application of such rules to your investment in the notes.

Alternative treatments

        There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield - i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note - and then determining a projected payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income. In addition, if the contingent debt obligation rules apply to the notes, you would (i) be required to make a positive adjustment and include in ordinary income the excess, if any, of each interest payment under the note over the projected amount of such payment and (ii) be required to make a negative adjustment and reduce the amount that you would otherwise include in ordinary income in an amount equal to the excess, if any, of the projected amount of each interest payment under the note over the actual amount of such payment.

        If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between

S-52

the fair market value of the amount you receive at that time and your adjusted basis in your notes. In general, your adjusted basis in your notes would equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes, and decreased by the projected interest payments under the notes.

        If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as capital loss.

        If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase notes at a price other than the adjusted issue price as determined for tax purposes.

        It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. For example, it is possible that the notes should be treated as a forward contract but that you should be required to accrue interest on the prepayment under the forward contract over the term of your note based on the comparable yield for the note which may exceed the actual interest payments on the note. In addition, under this characterization of the notes, it is possible that the market discount or amortizable bond premium rules could apply to secondary purchasers of the notes.

        It is also possible that the Internal Revenue Service could seek to characterize your notes as a notional principal contract or as representing a direct ownership interest in the CEFs that comprise the index. It is also possible that the quarterly coupon payments would not be treated as ordinary income for United States federal income tax purposes, but instead would be treated in some other manner. For example, the quarterly coupon payments could be treated all or in part as contract fees in respect of a forward contract. The United States federal income tax treatment of such contract fees is uncertain. It is also possible that you could be required to recognize gain or loss each time that there is a change to the underlying CEFs that comprise the index.

        You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your notes for United States federal income tax purposes.

Possible new legislation

        There have been reports that members of Congress are considering introducing legislation that, if enacted, could change the tax treatment of instruments such as your notes. While such legislation has not yet been introduced, there have been reports that such legislation may cause instruments such as the notes to be subject to the mark-to-market rules under Section 1256 of the Code. In addition, employees of the Treasury Department and the IRS have stated that they are considering the tax treatment of instruments such as the notes, and that they may issue regulatory and/or administrative guidance as to the tax treatment of instruments such as the notes. It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

        You are a United States alien holder if you are the beneficial owner of notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from note.

        Because the United States federal income tax treatment (including the applicability of withholding) of the quarterly coupon payments on the securities is uncertain, if you are a United

S-53

States alien holder, we intend to withhold on the quarterly coupon payments made to you at a 30% rate. We will not make payments of any additional amounts (as described in the accompanying prospectus). Withholding may not apply to quarterly coupon payments made to you if: (i) the quarterly coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for United States federal income tax purposes, (ii) the quarterly coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

        ”Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

        You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your securities unless you comply with certain certification and identification requirements as to your foreign status. If you are a United States alien holder, you should consult with your tax advisor regarding the United States federal income tax consequences of acquiring, holding, and disposing of the securities in your specific circumstances.

Backup Withholding and Information Reporting

        Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

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EMPLOYEE RETIREMENT INCOME SECURITY ACT

        This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

        The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. GS Finance Corp. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the offered notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the offered notes, (b) none of the purchase, holding or disposition of the offered notes or the exercise of any rights related to the offered notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither GS Finance Corp. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or as a result of any exercise by GS Finance Corp. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by GS Finance Corp. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

S-55

SUPPLEMENTAL PLAN OF DISTRIBUTION

        GS Finance Corp. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the issue price.

        In the future, Goldman, Sachs & Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses for the reopened notes, excluding underwriting discounts and commissions and marketing and licensing fees, will be approximately $202,000. GS Finance Corp. will retain Claymore to provide certain marketing services relating to the offered notes. Claymore will be paid a fee for its marketing services from the index adjustment amount, which is expected to equal to 0.30% of the daily index adjustment amount. The fees paid to Claymore that represent underwriting compensation will not exceed a total of 8% of the proceeds to us from the offered notes. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

        GS Finance Corp. and The Goldman Sachs Group, Inc. have also entered into a license agreement with Claymore pursuant to which Claymore has licensed GS Finance Corp. and The Goldman Sachs Group, Inc. to use certain of its intellectual property in connection with the offered notes. In connection with this license agreement, Claymore will be paid a licensing fee, equal to 0.10% of the daily index adjustment amount.

        In addition, we may, from time to time, in our sole discretion, choose to “reopen” the offered notes having the same terms set forth in this prospectus supplement, as described under “Description of Notes We May Offer — Amounts That We May Issue” in the accompanying prospectus supplement and under “Description of Debt Securities We May Offer — We May Issue Many Series and Tranches of Debt Securities” in the accompanying prospectus.

        We have applied to list the offered notes on the New York Stock Exchange Arca; however, no assurance can be given as to the approval of the offered notes for listing or, if listed, the continuation of the listing for the life of the offered notes, or the liquidity or trading market for the offered notes. If we are successful in listing the offered notes on the New York Stock Exchange Arca, then an affiliate of Goldman, Sachs & Co. will act as the lead market maker, helping to set bid and ask prices for the offered notes. If an active secondary market in the offered notes develops, we expect that investors will purchase and sell the offered notes primarily in such secondary market.

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Annex A

FORM OF NOTICE OF REDEMPTION

To: gs-note-redemptions@ny.email.gs.com

Subject: Claymore CEF Index-Linked GS ConnectSM ETN Index-Linked Notes due 2037 (Linked to the Claymore CEF Index), issued by GS Finance Corp.

The undersigned hereby irrevocably elects to exercise the redemption right described in the prospectus supplement no.[•], dated December 6, 2007.

Name of holder:

Number of notes to be redeemed: [at least 100,000]

Applicable redemption valuation date: _________, 20__

Contact Name:

Telephone #:

Acknowledgement: I acknowledge that the notes specified above will not be redeemed unless all of the requirements specified in the prospectus supplement relating to the notes are satisfied.

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Annex B

CONFIRMATION OF REDEMPTION

Dated:
Goldman, Sachs & Co.

Goldman, Sachs & Co., as Calculation Agent

Fax: (212) 428-1895

Dear Sirs:

        The undersigned holder of GS Finance Corp.’s $[•] Medium-Term Notes, Series A, Claymore CEF Index-Linked GS ConnectSM ETN Index-Linked Notes due 2037 (Linked to the Claymore CEF Index) CUSIP No. [•], redeemable for a cash amount based on the Claymore CEF Index (the “Notes”) hereby irrevocably elects to exercise, on the Redemption Date of ________________________, with respect to the number of the Notes indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Notes (the “Prospectus Supplement”). Terms not defined herein have the meanings given to such terms in the Prospectus Supplement.

        The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Notes (specified below) to book a delivery vs. payment trade on the redemption valuation date with respect to the number of Notes specified below at a price per Note equal to the redemption value, facing Goldman, Sachs & Co. DTC 0005 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Notes surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

(You must redeem at least 100,000 Notes at one time in order to exercise your right to redeem your Securities on any Redemption Date.)

S-58

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

Page
Summary Information	S-1
Q&A	S-4
Additional Risk Factors Specific to Your Notes	S-16
Specific Terms of Your Notes	S-23
Use of Proceeds and Hedging	S-32
The Index	S-33
Supplemental Discussion of Federal Income Tax Consequences	S-50
Employee Retirement Income Security Act	S-55
Supplemental Plan of Distribution	S-56
Form of Notice of Redemption	S-57
Confirmation Of Redemption	S-58

Prospectus Supplement dated December 4, 2007

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-21
Employee Retirement Income Security Act	S-21
Supplemental Plan of Distribution	S-22
Validity of the Notes and Guarantees	S-24

Prospectus dated December 4, 2007

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	48
Description of Units We May Offer	53
GS Finance Corp.	57
Legal Ownership and Book-Entry Issuance	55
Considerations Relating to Securities Issued in Bearer Form	60
Considerations Relating to Indexed Securities	64
Considerations Relating to Securities Denominated or
Payable in or Linked to a Non-U.S. Dollar Currency106
Considerations Relating to Capital Securities	67
United States Taxation	70
Plan of Distribution	84
Employee Retirement Income Security Act	87
Validity of the Securities and Guarantees	87
Experts	88
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	88

$50,000,000

GS Finance Corp.
fully and unconditionally guaranteed by

The Goldman Sachs Group, Inc.

Index-Linked Notes due 2037
(Linked to the Claymore CEF Index)

Medium-Term Notes, Series A

Goldman, Sachs & Co.